As filed with the Securities and Exchange Commission on April 19, 2006

Registration No. 333-131943

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation or organization)

35-1140070
(I.R.S. Employer Identification No.)

1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, PA 19102
(215) 448-1400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Indiana
(State of Incorporation)

35-0472300
(IRS Employer Identification No.)

Dennis L. Schoff
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box.  [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [ ]

    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The prospectus included in this Registration Statement is a combined prospectus pursuant to Rule 429 of the Securities Act of 1933, as amended.  The combined prospectus relates to this Registration Statement as well as a Registration Statement on Form S-1 registering the interests in the Lincoln National Life Insurance Company Agents' Savings and Profit Sharing Plan. The portions of the prospectus relating to each Registration Statement are being combined into a single prospectus as a matter of convenience for the participants in The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan.

PROSPECTUS

1,500,000 Shares

LINCOLN NATIONAL CORPORATION
COMMON STOCK
(No Par Value)

And

RELATED PLAN INTERESTS

Offered as set forth in this Prospectus pursuant to the

LINCOLN NATIONAL LIFE INSURANCE COMPANY
AGENTS’ SAVINGS AND PROFIT-SHARING PLAN

This prospectus relates to 1,500,000 shares of the Common Stock of Lincoln National Corporation to be offered and sold to eligible agents of The Lincoln National Life Insurance Company and certain of its affiliated entities under The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, which we refer to in this prospectus as the “Plan.” This prospectus also relates to an indeterminate number of Plan interests in The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, which are referred to as “Plan Interests” in this prospectus. The Plan Interests do not carry separate voting rights.

Our Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges under the symbol “LNC.” On April 13, 2006, the last reported sale price of our Common Stock on the New York Stock Exchange composite transaction tape was $56.30 per share. The Plan Interests are not listed for trading on any securities exchange or included in any automated quotation system. We will not apply to list the Plan Interests on any securities exchange or to include the Plan Interests in any automated quotation system.

Each investment option offered to participants under the Plan, referred to as investment accounts or separate accounts (“Investment Accounts”), has its own investment objectives or goals and strategies for meeting those objectives. Investing in each Account involves risk, including possible loss of principal, and there is no guarantee that an Account will achieve its stated investment objectives. If an Account’s investment manager makes incorrect judgments about the markets, the economy, or companies, the return on a participant’s investment may be adversely affected. Investments in any of these Accounts are not bank deposits and are not endorsed, insured, or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any government agency, or bank.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 18, 2006

TABLE OF CONTENTS

General Information	1
Forward Looking Statements-Cautionary Language	1
Risk Factors	3
Summary of the Plan	13
Eligibility and Participation	13
Participant Contributions	14
Company Contributions	15
Account Statements	16
Limitations on Contributions	16
Expenses of the Plan	17
Vesting	17
Distributions From the Plan	18
Participant Loans	21
Lump Sum Distributions	22
Periodic Payments of Distributions	23
Fractional Shares	24
Beneficiary Designation	25
Assignment	25
Amendment or Termination of the Plan	25
Administration of the Plan	26
Federal Income Tax Consequences	27
Your Rights and Protections Under ERISA	29
ERISA Claims Procedures	31
Important Information About This Plan	31
Valuation of Investments	33
Your Investment Options	34
Plan Interests are Securities	56
Lincoln National Corporation Common Stock, Shareholders Rights Plan and Preferred Stock	56
Experts	60
Legal Matters	60
Where You Can Find More Information	60
Documents Incorporated By Reference	61
Index to Plan Financial Statements	62
Information Not Included in the Prospectus	II-1
Index to Exhibits	E-1

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information.” We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

i

 GENERAL INFORMATION

The Lincoln National Life Insurance Company’s (“LNL”) Board of Directors first adopted the Plan on May 11, 1978 for the benefit of eligible participants and those of participating affiliates. The Plan became effective January 1, 1979.

The Plan enables eligible participants serving as independent contractors to us with a convenient and systematic method of saving. Under the Plan, there are currently twenty-four (24) investment Accounts, one of which is the LNC Common Stock Account (see the section entitled “Investment of Contributions”). Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota, is the Plan Trustee of the Plan (see the sections entitled “Administration of the Plan” and “Plan Trustee”).

LNL is our wholly owned subsidiary. Our principal executive office is located at 1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102. Our telephone number is (215) 448-1400. We are a holding company, which operates multiple insurance and investment management businesses through subsidiary companies. LNC was organized under the laws of the State of Indiana in 1968. At December 31, 2005, LNC had consolidated assets of approximately $125 billion and consolidated shareholders’ equity of approximately $6.4 billion.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

On April 3, 2006, we completed our merger with Jefferson-Pilot Corporation, pursuant to which Jefferson-Pilot merged with and into a merger subsidiary, with the merger subsidiary continuing as our surviving corporation and a wholly owned subsidiary. More information about the merger agreement as well as a copy of the merger agreement can be found in the Forms 8-K filed by us with the Securities and Exchange Commission on October 11, 2005, January 31, and April 3, 2006.

 FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, LNC’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 38; restrictions on revenue sharing and 12b-1 payments; and the potential for United States federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions which change the law; and (d) unexpected trial court rulings;

•
Changes in interest rates and reductions in or continued low interest rates may cause a reduction of investment income, the margins of LNC’s fixed annuity and life insurance businesses and demand for LNC’s products;

•
A decline in the equity markets may cause a reduction in the sales of LNC’s products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”), deferred sales inducements (“DSI”), the value of business acquired (“VOBA”) and deferred front-end sales loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of LNC’s variable annuity products;

•	Ineffectiveness of LNC’s various hedging strategies used to offset the impact of declines in the equity markets;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates and equity market returns from LNC’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the United States (“GAAP”) that may result in unanticipated changes to LNC’s net income;

•
Lowering of one or more of LNC’s credit ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of LNC’s insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

 RISK FACTORS

You should carefully consider the risks described below and those incorporated by reference into this prospectus before making an investment decision in the Plan generally, or in the LNC Common Stock Account specifically. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our Common Stock could decline substantially. In addition, there are risks in investing your money in the investment choices offering under the Plan. These risks are discussed with the description of each investment option.

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims. For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive. The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain. Accordingly, we cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims. If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims. As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets and interest rates impact our profitability, changes in equity markets and interest rates may also negatively affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, variable universal life insurance policies and investment advisory business, is based upon account values. Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue. In addition, the increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products. As a result, the higher EGPs may result in lower net amortized costs related to DAC, DSI, VOBA, and DFEL associated with those products. For more information on DAC, DSI, VOBA (reported as present value of in-force business) and DFEL amortization, see “Critical Accounting Policies” in the MD&A of our Annual Report on Form 10-K for the year ended December 31, 2005. Finally, the amount of reserves related to the Guaranteed Minimum Death Benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, which is a benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract). Both the level of expected GMDB payments and expected total assessments used in calculating this benefit ratio are affected by the equity markets. Accordingly, strong equity markets will decrease the amount of GMDB reserves that we must carry.

Conversely, a weakening of the equity markets results in lower fee income and, depending upon the significance of the drop in the equity markets, may result in higher net expenses associated with DAC, DSI, VOBA and DFEL. Both lower fee income and higher net expenses may have a material adverse effect on our results of operations and capital resources. Furthermore, a decrease in the equity markets will increase the net amount at risk under the GMDB benefits we offer as part of our variable annuity products, which has the effect of increasing the amount of GMDB reserves that we must carry. As a result, if such reserves are not reasonable in relation to our expected liabilities for GMDB, would likely result in an increase GMDB payments and would result in a decrease in the present value of total expected assessments over the life of the contract. The result would be an increase the level of the GMDB reserves. Such an increase in reserves would result in and a charge to our earnings in the quarter in which we increase our reserves to bring them within a reasonable range of our estimated future liabilities related to the GMDB guarantees.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life and fixed portion of variable universal life insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability. Jefferson-Pilot also offered products the profitability of which depends in part on interest rate spreads. Accordingly, our merger with Jefferson-Pilot may exacerbate this risk.

Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital. Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts. Declines in our spread from these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate DAC, DSI, VOBA and DFEL amortization. This would increase our current expenses.

A downgrade in our claims-paying or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt. Ratings are not recommendations to buy our securities. Please see “Ratings” beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2005 for a complete description of our ratings.

Our claims-paying ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. The interest rates we pay on our borrowings are largely dependent on our credit ratings. Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future. A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings. This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income. Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries described above.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance. These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in. If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings. Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers. Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance. This would have an adverse effect on our results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of minimum capital requirements and solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•
assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from taking actions we might wish to take to increase our profitability. For example, in July 2005, a committee of the NAIC adopted a change to Actuarial Guideline 38 (also known as “AXXX”), the statutory reserve requirements for universal life (“UL”) products with secondary guarantees, such as Lincoln National Life Insurance Company’s Lapse Protection Rider product. This proposal was formally adopted by the NAIC in 2005 with an effective date of July 1, 2005.

The proposal does not affect business written prior to the effective date of July 1, 2005. We continue to evaluate potential modifications to our universal life products with secondary guarantees that may be made in response to the revised regulation. Although the impact of this proposal on future sales of guaranteed no-lapse UL cannot be predicted, it may result in a price increase for such products, and therefore, may lower sales of such products.

Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company. As of December 31, 2005, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, Lincoln Financial Advisors Corporation (“LFA”) and Lincoln Financial Distributors (“LFD”), as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and the NASD. Our Investment Management segment, like other investment management groups, is subject to regulation and supervision by the SEC, NASD, MSRB, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business. Lincoln UK is subject to regulation by the Financial Services Authority in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees. In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents. These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

For further information on regulatory matters relating to us, see “Regulatory Matters” in our Annual Report on Form 10-K for the year ended December 31, 2005.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including, but not limited to, market timing and late trading of mutual fund and variable insurance products and broker-dealer access arrangements. Like others in the industry, we have received inquiries including requests for information and/or subpoenas from various authorities including the SEC, the National Association of Securities Dealers (“NASD”) and the New York Attorney General, as well as notices of potential proceedings from the SEC and NASD. We are in the process of responding to, and in some cases have settled or are in the process of settling, certain of these inquiries and potential proceedings. We continue to cooperate fully with such authorities. In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally. Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.

Changes in U.S. federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) as well as the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) contain provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Many of these provisions expire in 2008 and 2010, unless extended. The Bush Administration continues to propose that many of the foregoing rate reductions be made permanent, as well as several tax-favored savings initiatives, such as the elimination of the estate tax, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products. Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company, and we have no direct operations. Our principal asset is the capital stock of our insurance, investment management and communication company subsidiaries.

Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances or repayment of funds to us by our subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds.  Changes in these laws, such as New York State amendments to its statutory reserve requirements, can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding). At the end of 2005, we have ceded approximately $320.1 billion on a pro forma basis of life insurance in-force to reinsurers for reinsurance protection. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2005, we had $8.1 billion on a pro forma basis of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. Of this amount, $4.1 billion relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement. During 2004, Swiss Re funded a trust to support this business. The balance in the trust changes as a result of ongoing reinsurance activity and was $1.7 billion at December 31, 2005. In addition, should Swiss Re Life & Health America Inc. financial strength ratings drop below either S&P AA- or AM Best A or their NAIC risk based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines. Furthermore, approximately $2.0 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables. The balance of the reinsurance is due from a diverse group of reinsurers. The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure significant portion of our mortality risk on fully underwritten newly issued life insurance contracts. We review our retention limits regularly for continued appropriateness and may be changed in the future. If we were to experience adverse mortality experience, a significant portion of that would be reimbursed by our reinsurers. Prolonged or severe adverse mortality experience could result in increased reinsurance costs and ultimately, reinsurers not willing to offer coverage. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums. If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, portfolio managers and other employees, as well as independent distributors of our products. Intense competition exists for persons and independent distributors with demonstrated ability. We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position. Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, portfolio managers and other employees, as well as independent distributors of our products. For example, in 2005, we changed the compensation structure for LFA’s financial advisors. Although we believe the new compensation structure will benefit us, our policyholders and our planners, if a significant number of financial advisors terminate their affiliation with us, it could have a negative impact on our sales and ability to retain existing in-force business.  During 2005, the number of new planners recruited to LFA was down relative to prior years, which is partially a result of LFA focusing more on recruiting experienced planners than in it had in prior years.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives. These representatives are not captive, which means they may also sell our competitors’ products. If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions. A number of our business units face competitors that have greater market share, offer a broader range of products or have higher claims-paying or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively. We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons. A downturn in the U.S. and other economies could result in increased impairments.

Our communications business faces a variety of risks that could adversely affect its results.

          Our communications business relies on advertising revenues, and therefore is sensitive to cyclical changes in both the general economy and in the economic strength of local markets. Also, our stations derived 21.4%, 21.4%, and 23.5% of their 2005, 2004 and 2003 advertising revenues from the automotive industry. If automobile advertising is severely curtailed, it could have a negative impact on broadcasting revenues.

          For 2005, 7.1% of television revenues came from a network agreement with two CBS-affiliated stations that expires in 2011. The trend in the industry is away from the networks compensating affiliates for carrying their programming and there is a possibility those revenues will be eliminated when the contract is renewed.

          Technological media changes, such as satellite radio and the Internet, and consolidation in the broadcast and advertising industries, may increase competition for audiences and advertisers.

          Our communications business has commitments for purchases of syndicated television programming and commitments for other contracts and future sports programming rights, payable through 2011. These commitments are not reflected as an asset or liability in our balance sheet because the programs are not currently available for use. If sports programming advertising revenue decreases in the future, the commitments may have a material adverse effect on our financial position and earnings.

Risk Factors in Connection with the Jefferson-Pilot Merger

The merger with Jefferson-Pilot may cause disruptions in our business, which could have an adverse effect on our business and financial results.

The recently completed merger could cause disruptions in our business. Specifically:

•
current employees and agents may experience uncertainty about their future roles with the new company, which might adversely affect our ability to retain key managers and other employees and agents; and

•	the attention of our management may be directed toward the recently completed merger and not their ongoing business.

The anticipated benefits of combining Jefferson-Pilot and us may not be realized.

We merged with Jefferson-Pilot with the expectation that the merger would result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the resulting company in its businesses, cross-selling opportunities, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether we and Jefferson-Pilot are integrated in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact the resulting company’s business, financial condition and operating results.

We may have difficulty integrating Jefferson-Pilot and may incur substantial costs in connection with the integration.

We may experience material unanticipated difficulties or expenses in connection with integrating Jefferson-Pilot, especially given the relatively large size of the merger. Integrating Jefferson-Pilot with us will be a complex, time-consuming and expensive process. Before the merger, we and Jefferson-Pilot operated independently, each with its own business, products, customers, employees, culture and systems.

We may face substantial difficulties, costs and delays in integrating Jefferson-Pilot. These factors may include:

•	perceived adverse changes in product offerings available to clients or client service standards, whether or not these changes do, in fact, occur;

•	conditions imposed by regulators in connection with their decisions whether to approve the merger;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	the retention of existing clients, key portfolio managers, sales representatives and wholesalers of each company; and

•	retaining and integrating management and other key employees of the resulting company.

We may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful or delayed in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of clients, employees and agents. Many of these factors are outside our control.

 SUMMARY OF THE PLAN

The purpose of the Plan is to encourage and assist you and other participants in adopting a regular savings and investment program, and to help you to build a secure retirement.

 Eligibility And Participation

The Plan generally covers agents who are citizens or residents of the United States and who are classified as full-time life insurance salespersons under the Federal Insurance Contributions Act and have entered into an AG2K contract with LNL.

Upon hire and after receipt of the necessary enrollment and election forms, you may become a participant in the Plan by calling Wells Fargo’s Benefit Helpline voice response system, or accessing Wells Fargo’s web site and using their assigned personal identification number to complete the enrollment process.

In order to participate:

•	you must designate a rate of pre-tax contributions (between 1% and 25%);

•	you must provide Wells Fargo with investment directions specifying how you want your Pre-Tax Contributions, your Company Contributions, and your Rollover Contributions*, if any, invested; and

•	you must designate a beneficiary to receive benefits under the Plan in the event of your death.

*For a description of Pre-Tax, Company, and Rollover Contributions, please see the “Participant Contributions” section directly below.

Your executed enrollment and election forms authorize us to deduct the amount you elected to contribute from your eligible earnings on a pre-tax basis. Eligible earnings are defined as all commissions paid to you during the Plan Year for life insurance and annuity products written by you personally with the Company while an agent, plus any amount that is contributed by us pursuant to a commission reduction agreement and that is not includable in your gross income under any IRS section 125 plan sponsored by us. Eligible earnings shall not include, for purposes of this Plan, compensation commonly referred to as “Company Credits,” or deferred compensation.

Your participation in this Plan is effective on the date you complete the enrollment process, as determined by the Plan administrator. Deductions begin, where administratively practicable, with your first commission statement after we receive your completed enrollment data and election forms.

Your participation in the Plan is voluntary and we make no recommendations as to whether you or any other eligible agent should or should not participate.

 Participant Contributions

Pre-Tax Contributions

You may contribute your eligible earnings to the Plan on a pre-tax basis (“Pre-Tax Contributions”). You may elect to contribute between 1% and 25% of your eligible earnings, up to a maximum of $14,000 annually for 2005, and $15,000 for 2006 (as adjusted periodically by the Internal Revenue Service).

However, if you are a highly compensated participant (currently, anyone who made at least $95,000 in 2005) your rate of Pre-Tax Contributions will be limited to 9% of eligible earnings. You may change the rate of your contributions to the Plan at any time, with the change effective in most cases on the next payday. You may suspend contributions to the Plan, and may again begin contributing to the Plan, at any time. Your Pre-Tax Contributions will be credited to a separate Pre-Tax Contribution account established in your name.

In addition, if you are age 50 or older, you may make additional pre-tax “catch-up” contributions to the Plan. The catch-up amount for 2005 was $4,000, and for 2006 is $5,000.

To be eligible to make a catch-up contribution for any Plan Year, you must:

•	be age 50 or older by the end of such Plan Year;

•	have contributed the maximum annual pre-tax contribution amount allowable under various IRS and Plan limits (described above); and

•	have contributed at the maximum rate allowed by the Plan for the entire Plan Year (25%, or 9% if you are a highly compensated participant).

If, under the rules outlined above, you are eligible to make catch-up contributions, your catch-up contributions will not be subject to the 9% limit for highly compensated participants referred to above.

Wells Fargo will review participant accounts at the end of each Plan Year to ensure that these eligibility requirements were met. If their review shows that you contributed less than the maximum allowed under the various limits, or at less than the maximum rate at any time during the Plan Year, your catch-up contributions will be reclassified as regular Pre-Tax Contributions. Please note that Company Contribution (as described below) will not be made with respect to catch-up contributions—Company Contributions will not be credited with respect to catch-up contributions that are re-classified as regular contributions.

After-Tax Contributions

You are no longer permitted to make contributions to the Plan from your after-tax wages (“After-Tax Contributions”). However, a separate After-Tax Contribution account will be maintained for each participant who made After-Tax Contributions to the Plan before January 1, 1989.

Rollover Contributions

You may transfer or “rollover” amounts from an individual retirement account or another qualified retirement plan (“Rollover Contribution”) to the Plan at any time, in accordance with procedures established by the Committee (the Plan Administrator) and certain requirements under the Internal Revenue Code (the “Code”). Any Rollover Contributions accepted by the Plan Administrator will be credited to a separate Rollover Contribution account established in your name.

 Company Contributions

We may make two types of contributions to the Plan on your behalf: a basic contribution and a discretionary contribution. Unless we distinguish between these two types of contributions, the term “Company Contributions” refers to both kinds.

Each pay period, we will credit your account with a basic contribution (or “match”) of $.50 for every $1.00 you invest in the Plan, for up to 6% of your eligible earnings.

In addition, each Plan year we may make an additional discretionary matching contribution of up to $1.00 for every $1.00 invested up to 6% of eligible earnings each pay period. You must be an agent in good standing on the last day of the Plan Year in order to be eligible for the additional discretionary matching contribution. However, if you are absent on the last day of the Plan Year because you retired during the Plan Year, or due to your death or disability, you will still be eligible for this discretionary matching contribution. The discretionary match must be authorized and approved by our Board of Directors. Our Board determines whether any discretionary contribution should be made with respect to a Plan Year, and the amount of any such contribution, based on their assessment of Lincoln Financial Advisor’s (“LFA”) financial performance during that period. In measuring LFA’s performance, the Board considers factors such as annual operating income and whether enterprise revenue targets have been reached. The Board of Directors of LNL then ratifies the discretionary contribution. Discretionary contributions, if approved, will be credited to your Company Contribution account after the close of the Plan Year to which the contribution relates.

The maximum amount that we would contribute in any Plan Year to your Plan account in total is $1.50 for every $1.00 you invested, up to 6% of your eligible earnings. Any Company Contributions will be credited to a separate Company Contribution account established in your name. Please note that any catch-up contributions you may have made are not eligible to be matched (no Company Contribution will be made with respect to such amounts).

Any Company Contribution made with respect to any Plan Year will vest two years after being credited to you. Company Contributions that have been credited to your Company Contribution account for over two years are referred to as “matured contributions.” This concept of matured vs. non-matured contributions is not to be confused with the concept of “vesting,” which is described in more detail in the section entitled “Vesting,” below.

 Account Statements

Shortly after the end of each calendar quarter, the Plan Trustee will furnish you with a current statement of your Plan accounts. This statement will include the following information for the preceding calendar quarter: (a) the amount of any contributions to your Plan account (Pre-Tax Contributions, Company Contributions, Rollover Contributions, loan repayments, etc.) and how they are invested in the Plan, (b) the amount, if any, of investment earnings credited to your Plan accounts, and (c) a statement of the assets currently held for you by the Plan Trustee. Stock dividends, stock splits and similar changes will be reflected through the appropriate adjustments to your LNC Common Stock Account.

 Limitations On Contributions

As stated earlier, “highly compensated” participants (for 2004 and 2005, those earning at least $90,000 in 2003 and 2004, respectively), may contribute a maximum amount equal to the lesser of 9% of eligible earnings or $14,000.

The Plan, along with other similar plans maintained by us, must meet certain nondiscrimination rules set forth in the Code. These rules ensure that the Plan does not discriminate in favor of highly compensated participants. If the Plan does not meet these non-discrimination rules, adjustments to contributions may be necessary and may require the Plan Administrator to revoke or modify your elections, or to reduce the amount of your Pre-Tax Contributions, as well as Company Contributions, to the extent necessary to eliminate the amounts the IRS considers an “excess” contribution. If adjustments are necessary for a Plan Year, the Plan Administrator may reduce your Pre-Tax Contributions for that year to the extent necessary to eliminate the excess. Alternatively, the Plan Administrator may refund excess contributions to you. Such refunded amounts would be immediately taxable. The Plan Administrator may also hold excess Company Contributions in a suspense account to be used to reduce the amount of Plan expenses (including our obligations to make Company Contributions). If the Plan Administrator were to terminate the Plan, it would allocate amounts in this suspense account pro rata to the participants participating in the Plan as of the date of the Plan termination, pursuant to the relevant provisions of the Code.

Finally, during any calendar year, the sum of your Pre-Tax Contributions and Company Contributions may not exceed limits set under Code section 415. For 2005, the maximum is the lesser of 100% of your eligible earnings, or $42,000 (or $41,000 for 2004). In addition, the maximum amount of compensation considered in determining your benefits under the Plan may not exceed $210,000 ($205,000 for 2004). As stated above, your Pre-Tax Contributions may not exceed $14,000 for 2005 (or $13,000 for calendar year 2004), or 9% (8% for calendar year 2004) of your eligible earnings, if you are a highly compensated participant. Again, these limits are subject to change, and regular cost-of-living adjustments.

 Expenses Of The Plan

Certain expenses relating to the Plan are charged against the Plan’s assets. Auditing fees and Plan Trustee fees may be charged to each of your Plan accounts. Asset management and other fees are charged to each of the Investment Accounts offered under the Plan, except the LNC Common Stock Account and Guaranteed Account. For a more detailed description of the fees associated with the Investment Options offered under this Plan, please refer to the Section entitled “Your Investment Options” of this Prospectus. Expenses may vary from one individual to the next, depending on the types of investments you make.

 Vesting

You are fully vested in any of your Pre-Tax and After-Tax Contributions under the Plan at all times.

Company Contributions vest based upon your years of service:

Years of Service	Percent Vested

1	0%
2	50%
3 or more	100%

Once your Company Contribution is vested, it is no longer subject to forfeiture once you cease being an agent for us. A “year of service” means any calendar year in which you are, on the last day of the Plan year (December 31st), a full-time life insurance salesperson for us.

In addition, you will become 100% vested in your Company Contribution account, regardless of your years of vesting service, if your service terminates for any of the following reasons:

•	disability;

•	retirement;

•	death; or

•	your termination as an agent for LNL.

You will also become 100% vested in your Company Contribution account if this Plan terminates.

For purposes of this Plan: (a) “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of retirement, disability or death), (b) “retirement” is defined as termination of your full-time contract with LNL at age 60 or older, and (c) “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration.

Should you become an employee of one of our affiliates which has not adopted the Plan prior to the date on which you would be fully vested, any non-vested Company Contributions and earnings thereon will remain in the Plan and will vest as if you had remained in an eligible agent, as long as you continue to be an employee of such affiliate through the applicable date of vesting.

In addition to being subject to the vesting schedule described above, Company Contributions “mature” after having been in your Company Contribution account for at least two years after the contribution was credited for the applicable Plan Year. Non-matured Company Contributions have been credited for less than two years. If you have been a participant in the Plan for less than five years, you are only permitted to withdraw matured Company Contributions—you may not withdraw non-matured Company Contributions. If you have been in the Plan for five or more years, however, you may withdraw matured or non-matured Company Contributions. All non-mature Company Contributions automatically mature on the first to occur of:

•	the date you complete five (5) years of service for us;

•	the date you cease being an agent for us or an employee for any of our affiliates;

•	the date you retire;

•	the date of your death; or

•	the date you become disabled.

For purposes of this Plan, “retirement” is defined as termination of your full-time contract with LNL at age 60 or older, and “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration.

 Distributions From The Plan

Under certain circumstances, you may be permitted to withdraw money from one or more of your Plan accounts. However, we may be required to withhold 20% of the distribution to pay federal income taxes, and certain excise or “penalty” taxes may apply to amounts withdrawn from a qualified Plan. The rules regarding each distribution may be different, and will also depend on which Plan account your distribution is taken from. See the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

After-Tax Contribution Account

You may withdraw all or any portion of your After-Tax Contribution account, subject to any limitation applicable to the Investment Accounts in which the balance is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•	if the amount in your After-Tax Contribution account is less than $500, you must withdraw the entire amount; and

•	you may not be able to take an immediate distribution from your After-Tax Contribution account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Company Contribution Account

You may withdraw all or any portion of the vested balance credited to your Company Contribution account only after amounts credited to your After-Tax Contribution account (if any) have been withdrawn. If you have been a participant in this Plan for less than five years, however, you may be permitted to withdraw only matured Company Contributions (please see the discussion of “matured” versus “non-matured” Company Contributions in the section entitled “Vesting,” above). Any distribution from your Company Contribution account is subject to any limitation applicable to the Investment Accounts in which your Company Contributions are invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•	if the amount in your Company Contribution account is less than $500, you must withdraw the entire amount; and

•	you may not be able to take an immediate distribution from your Company Contribution account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Rollover Contributions

You may withdraw all or a portion of your Rollover account in the Plan, subject to any limitations which may apply to the Investment Accounts in which your Rollover account is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•
amounts attributable to employer contributions that were rolled over to the Plan may not be withdrawn for two years from the date of the rollover (if the rollover was from a plan sponsored by one of our affiliates, the Committee may determine that the two-year restriction period is measured from the date the contribution was made by the employer); and

•	you may not be able to take an immediate distribution from your Rollover account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Pre-Tax Contributions

If you have no After-Tax Contribution account, or amounts credited to such account have already been distributed to you, and you have already taken all amounts available to you from your Company Contribution accounts (vested and/or matured amounts), and you have attained age 59-1/2, you may withdraw all or any portion of your Pre-Tax Contribution account, subject to any limitations which may apply to the Investment Accounts in which your Pre-Tax Contribution account is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500; and

•	the maximum available for withdrawal will be reduced, under a formula provided in the Plan, for any outstanding loan balances you have with the Plan at the time you request the withdrawal.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Hardship Withdrawals

If you have no balance in your After-Tax Contribution account, Company Contribution account (available for distribution because of “vesting” or “maturing” rules), or your Rollover account, and you have not yet attained age 59-1/2, you may be able to withdraw amounts attributable to Pre-Tax Contributions (not including earnings) if you are experiencing a financial hardship. The Internal Revenue Service defines a financial hardship as:

•	the existence of certain non-reimbursable medical expenses;

•	tuition and related educational fees (including room and board) for post-secondary education for you or your dependents;

•	the purchase (excluding mortgage payments) of a primary residence; and

•	the imminent foreclosure of, or your eviction from, your primary residence.

The minimum amount you can take for any hardship withdrawal is $500. Such a withdrawal must be demonstrably necessary due to your immediate and heavy financial need, and the withdrawal cannot exceed the exact amount required to meet the hardship. However, the hardship withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal. In order to be deemed to meet the immediate and heavy financial need requirement, the following conditions must be met:

•	you must have taken all distributions other than hardship distributions first, and all non-taxable loans currently available under all plans that we and our affiliates maintain;

•
you may not make any Pre-Tax Contributions to the Plan, or to any other pension, profit-sharing or deferred compensation plan sponsored by us, for 6 months from the date of receipt of the hardship withdrawal; and

•
the amount that you may contribute to your Pre-Tax Contribution account during the calendar year after the year in which you receive your hardship withdrawal will be reduced by the amount you contributed to your Pre-Tax Contribution account in the year of the hardship withdrawal.

To request a hardship withdrawal, you must deliver a written request, explaining your financial hardship, and how you meet each of these requirements, to the Plan Administrator. At your election, the Plan Trustee will deliver securities and cash from the applicable Plan account(s), or a total cash distribution, based upon the current market value or any applicable current redemption value of the securities in your Plan accounts as of the date of withdrawal. See the section below entitled “Fractional Shares” for information regarding the settlement of fractional share interests in LNC Common Stock.

 Participant Loans

You may obtain a loan from the Plan, in accordance with the terms of the Plan and the various procedures as determined by the Plan Administrator. The amount that you may borrow is determined as follows:

•
You may borrow up to fifty percent (50%) of your vested Plan account balance, not to exceed $50,000. You may have up to two outstanding loans at any one time, as long as the combined amounts do not exceed the maximums stated above.

•	There is a $50 loan origination fee charged by Wells Fargo, the Plan Trustee and record keeper.

•
If you had any loans during the prior 12 months from any qualified plan maintained by us, the $50,000 maximum loan referred to in (1) above will be further reduced by the total of the highest outstanding loan balances for the previous 12-month period.

•
Your requested loan amount will first be taken out of your Pre-Tax Contribution account. If there is not a sufficient amount in your Pre-Tax Contribution account, the remaining amount will be taken out of your After-Tax account, Rollover account, matured Company Contribution account, and non-matured Company Contribution account, in that order. The loan amount will be taken out of each Investment Account in which such balances are invested, on a pro-rata basis.

•
In general, a loan must be repaid through payroll deduction over a period of no more than 60 months and for interest at the then prevailing rate for loans of a similar nature. For loans used to acquire a primary residence, as defined by Section 267(c)(4) of the Code, the term of the loan may be up to 240 months.

•
The loan is subject to withdrawal restrictions applicable to the Investment Accounts in which your Pre-Tax Contribution account, your matured Company Contribution account, your non-matured Company Contribution account, and your Rollover account is invested.

•
In the event that you have an outstanding loan balance when your Pre-Tax Contribution account is paid to you or your beneficiary because of your disability, termination, retirement, or attainment of age 59-1/2, the loan balance (including accrued interest) will be deducted from the amount otherwise payable. For purposes of this Plan, “disability” and “retirement” are defined in the section entitled “Lump Sum Distributions” directly below. If you or your beneficiary defers this distribution to a later date, you must pay the outstanding loan balance within 90 days of termination or retirement.

•
Contributions used to repay the loan will be invested in the same manner as your current investment allocations. If you are not currently contributing to the Plan, you must separately indicate the investment allocation for the repayment of the loan.

•	The Committee can adopt written loan procedures, which may impose other terms and conditions. These loan procedures are available upon request from our Human Resources department.

 Lump Sum Distributions

You, or your beneficiary or legal representative in the event of your death, will be entitled to the full value of your Pre-Tax Contribution and Company Contribution accounts, as well as any amounts credited to your Rollover and/or After-tax Contribution accounts upon the date of your termination of service by reason of death, disability or retirement (as defined below).

Your Plan account will be paid to you in a lump sum distribution, unless you are eligible to have your Plan account distributed to you in the form of periodic payments, or installments (see the section entitled “Periodic Payments” below).

Tax penalties may apply for distributions beginning before termination at age 55. For a more detailed discussion of the tax consequences associated with taking distributions from the Plan, please see the Section below entitled “Federal Income Tax Consequences.”

If your termination occurs before you reach age 70-1/2, and the value of your Plan accounts is greater than $1,000, you may elect to defer distribution until not later than the April 1st following attainment of age 70-1/2. However, if you fail to return the form provided to you at the time of your termination, and your Plan account value is greater than $1,000, distribution of your Plan account balance will be automatically deferred until the April 1st following your attaining age 70-1/2, unless you send Well Fargo written notice prior to that time indicating that you wish to initiate your Plan distribution.

A distribution for an amount of $1,000 or less will be paid in a lump sum. No deferral of a distribution for this amount is available. If you do not elect to receive the distribution of amounts credited to your LNC Common Stock Account in Common Stock, this distribution will be made to you in cash.

Distribution at Retirement

You are entitled to the full value of all amounts credited to your Plan accounts (including any non-vested Company Contributions) upon retirement. For purposes of this Plan, “retirement” is the date on which you terminate your full-time contract with us (and you are not employed by us or any of our affiliates) at age 60 or older. If you retire before reaching age 70-1/2, you may elect to defer distribution of your Plan accounts to no later than the April 1st following attainment of age 70-1/2.

Distribution at Disability

If you are disabled, you may request that your distribution under the Plan begin at any time. In most cases, early distribution of your Plan account because of disability will not result in the 10% excise or penalty tax described in the section entitled “Federal Income Tax Consequences” below. For purposes of this Plan, “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration. Proof of your disability, including evidence as to the permanence and degree of such impairment shall be supported by medical evidence and provided to the Plan Administrator upon request.

Distribution at Death

Upon your death, your spouse, if you were married at the time or your death, or your beneficiary, if single, will be entitled to the amounts credited to any accounts established for you under the Plan, including any invested amounts.

Distribution at Termination

If your contract as a full-time life insurance agent is terminated (other than by reason of retirement, disability or death), or you become ineligible to participate in this Plan and you are not employed with any of our affiliates, or you do not take a corporate contract, you will be entitled to the value of your Pre-Tax Contributions, any After-Tax Contributions, and any vested Company Contributions. Non-vested Company Contributions and earnings thereon will be forfeited.

Form of Distribution

If you have invested in Investment Accounts other than the LNC Common Stock Account, you will generally not receive a pro-rata share of the underlying investment of each Investment Account in which you invested at the time of your distribution. Although the Plan Administrator does have the discretion to direct the Plan Trustee to make an in-kind distribution from the Investment Accounts, usually the Plan Trustee will distribute in cash the value of your proportionate share of any Investment Accounts in which your are invested. Distributions from the LNC Common Stock Account will be made, at your election, in cash or in kind. (See the Section entitled “Fractional Shares” below for treatment of fractional share interests in LNC Common Stock.)

 Periodic Payments Of Distributions

At Retirement

As an alternative to taking a lump sum distribution from the Plan, you may elect to begin taking periodic withdrawals from your Plan account(s). These periodic withdrawals are limited to one per calendar year and must be at least equal to the greater of $5,000, or 20% of the value of your Plan account(s). If you have a balance in your Plan account when you reach age 70-1/2, this balance will be automatically distributed to you on the April 1st following your attainment of age 70-1/2. (NOTE: If there is an outstanding loan balance at the time of retirement, you must repay the entire amount before making periodic withdrawals from the distribution amount).

At Disability

If you become eligible for a distribution from the Plan as the result of disability, you may, as an alternative to taking a lump sum distribution, take periodic withdrawals. These withdrawals are limited to one per calendar year and must be equal to the greater of $5,000, or 20% of the value of your Plan account(s). (NOTE: If there is an outstanding loan balance at the time of retirement, you must repay the entire amount before making periodic withdrawals from the distribution amount.) Disability is defined in the Section entitled “Lump Sum Distributions” above.

At Death

As an alternative to taking a lump sum distribution of the entire balance of your Plan account(s) at the time of your death, your beneficiary may elect to take periodic annual withdrawals from the Plan during a period not to exceed (5) years. These withdrawals are limited to one per calendar year and must be at least equal to the greater of $5,000, or 20% of the value of your Plan account(s). For example, if your Plan account value is $10,000 on the date of the your death, and you have designated two beneficiaries, each must take an immediate distribution.

Forfeitures of Accounts

Breaks-In-Service. In the event that you forfeit amounts in your Company Contribution account due to your termination, and you do not incur a 5-year-break-in-service, such forfeited amount shall be re-credited to your Company Contribution account upon your return to service as a full-time life insurance salesman under the Code, a general agent, or our employee, and such accounts shall continue to vest in accordance with the Plan’s vesting schedule. For purposes of this Plan, “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of retirement, disability—as defined in the section entitled “Lump Sum Distributions” above—or death). A 5-year-break-in-service is a period of five consecutive Plan Years, beginning with the Plan Year in which you cease being a full-time life insurance salesman under the Code, a general agent, or an employee of one of our affiliates on the last day of each Plan Year. For the purposes of determining a break-in-service, any Plan Year in which you are absent from work on the last day of the Plan Year on account of your pregnancy; the birth of your child; the placement of a child in connection with your adoption of that child; or the care of a child for a period beginning immediately after a child’s birth or placement because of the preceding three reasons, and you are a full-time life insurance salesman under the Federal Income Contributions Act, a general agent, or an employee of one of our affiliates, on the last day of the Plan Year following the Plan Year in which your absence occurs, shall not be counted in determining the break-in-service. If you are no longer a full-time life insurance salesperson, and you become our employee, no further contributions will be made on your behalf, but not eligible to participate in the Plan, the securities and cash in his Company Contribution Account will continue to vest.

The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”). Under USERRA, or the “Veteran’s Act,” if you cease being an eligible agent in order to serve in the armed forces of the United States, and then you return to your agent status with us within the period of time established by USERRA, your military service will be counted towards your vesting in Company Contributions under the Plan, and will not be treated as a break-in-service. You will also be able to make up any Pre-Tax Contributions that you would have been able to make had you not been in service. In addition, your Plan account will be credited with the amount of any additional Company Contributions that would have been made to you had you not been in the service, based on the amount you actually contribute on a “make-up” basis. Finally, if you have an outstanding loan, you will not be required to make repayments while you are in service for a period determined by law. Please contact the Plan Administrator for details.

 Fractional Shares

Interests in fractional shares of our Common Stock will not be subject to distribution or withdrawal. Rather, fractional share interests in Common Stock will be paid in cash based on the market value of LNC Common Stock on the valuation date immediately preceding the date of distribution or termination of service, as may be applicable. For purposes of this Plan, “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of death, retirement, or disability—as defined above in “Lump Sum Distributions”).

 Beneficiary Designation

You may designate on an appropriate form filed with Wells Fargo, a beneficiary or beneficiaries to receive any securities and cash to which you are entitled under the Plan in the case of your death. Your beneficiary designation may be changed or cancelled by you at any time by filing an appropriate form with Wells Fargo. If you are married on the date of your death, your surviving spouse will be deemed to be your beneficiary, unless your surviving spouse has consented (in the manner required by the Code) by a writing filed with Wells Fargo to another individual(s) being your beneficiary. If your designated beneficiary has predeceased you, then payment shall be made to your surviving spouse, if any, or, if none, to your estate.

 Assignment

No right or interest of any Participant or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to a participant, or as provided under the terms of a qualified domestic relations order (“QDRO”) (as defined in 414(p) of the Code) as determined by the Plan Administrator. Our Benefits Committee shall adopt QDRO procedures that shall be available upon request from our Human Resources department.

The one exception to the anti-assignment provision described above is distribution pursuant to a QDRO. Upon our receipt of written notice from you or your spouse of a pending domestic relations order, a domestic relations restriction (“DRR”) will be placed on your Plan accounts. The DRR will be removed only upon notice that no QDRO is forthcoming, or upon final approval and disposition under a QDRO.

The already defined Plan Administration has established special rules and procedures relating to QDROs. You may request a copy of these procedures.

 Amendment Or Termination Of Plan

By action of its Board of Directors, we may terminate or amend the Plan or suspend the operation of any provision of the Plan, at any time, provided, however, that:

•
no amendment shall be made that will result in the recovery by us of any part of a Company Contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

•	any amendment that affects the rights and duties of the Plan Trustee may be made only with the consent of the Plan Trustee;

•	no amendment of the Plan shall affect your rights with respect to the continuance of vesting of such securities and cash attributable to Company Contributions or earnings thereon; and

•	upon the termination or suspension of the Plan, your rights to the amounts credited to your Plan account(s) as of the date of such termination or suspension shall not be forfeitable.

 Administration Of The Plan

Plan Trustee

LNL, acting by its Board of Directors, has the authority to appoint one or more individuals or corporations to act as Plan Trustee. The Plan Trustee is responsible for the custody, investment, and distribution of Plan assets.

The Plan Trustee, Wells Fargo Bank Minnesota, N.A., 510 Marquette Avenue, Suite 500, Minneapolis, MN 55402-1118 (NBIN), is a major banking facility used in processing all contributions and distributions from the Plan. Wells Fargo is also the principal bank through which LNL and its affiliates make payments to policyholders and others. The Plan Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for and on behalf of its beneficiaries.

The Plan Trustee serves pursuant to the terms of a written trust agreement. This agreement is available from the Human Resources Department or from the Plan Administrator for inspection on request by Plan participants. We may discharge or remove the Plan Trustee and appoint a successor Plan Trustee upon 30 days written notice to the Plan Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Plan Trustee. In case of discharge or removal, the Plan Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Plan Trustee will be discharged and relieved of its duties. In the event of discontinuance of the Plan, the Trust Agreement may be discontinued by action of our, or LNL’s, Board of Directors; provided, however, that until all Plan assets in the Trust have been distributed, the Plan Trustee will retain all the rights and powers given to it by the Trust Agreement.

Plan Administrator

The LNC Benefits Committee is the Plan Administrator and Named Fiduciary for the Plan. Our Chief Executive Officer appoints Committee members. A listing of current members appears below. Each member of the Committee is a named fiduciary, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Committee member, as a fiduciary, has the authority to control and manage the operation and administration of the Plan. Members of the Committee receive no compensation from the Plan. The Committee’s responsibilities include operating the Plan in accordance with its terms; enforcing its provisions in an equitable and non-discriminatory manner; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt regulations and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving us and the other Committee members 10 days written notice. In addition, we may remove a Committee member at any time by giving advanced written notice to the member and to the other Committee members.

MEMBERS OF THE LINCOLN NATIONAL CORPORATION BENEFITS COMMITTEE

Name	Committee Title

Stephen Dover	Chairman
Barbara Bird	Secretary
Duane Bernt	Member
Sharon Marnien	Member
Carolyn McIntyre	Member
Kim Miner	Member
Tim Sexton	Member

The business address of the Committee is Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, PA 19102-2112, Telephone (215) 448-1400.

Voting of Shares

Voting rights with respect to all securities held by the Plan will be exercised by the Plan Trustee or by a proxy solicited by the Plan Trustee. You have the right to direct the Plan Trustee in a voting of share equivalents in your Common Stock account. If the Plan Trustee does not receive voting instructions from all participants, the shares for which the Plan Trustee did not receive instructions will be voted in the same proportion as the shares for which the Plan Trustees receives instructions.

 FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the federal income tax consequences of participation in the Plan, and on distributions from the Plan, based on provisions of the Code and applicable regulations in effect as of the date of this Prospectus. The actual tax consequences for any individual will depend on his or her circumstances. Detailed information about how taxes may affect your benefits and distributions under this Plan can be found in IRS Publication 575, Pension and Annuity Income, which is available on the public website of the Internal Revenue Service. YOU SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR INDIVIDUAL CIRCUMSTANCES.

Contributions. The Plan is a qualified employee benefit plan under Section 401(a) of the Code. Company Contributions to the Plan, as well as dividends paid on LNL Common Stock held in the Plan, are deductible, subject to certain restrictions, by LNL for corporate federal income tax purposes under Section 404(a) of the Code. Although your Pre-Tax contributions will not be subject to federal income tax, social security taxes and federal unemployment taxes will be withheld. In addition, depending on where you live and the tax rules in effect in that jurisdiction, state and local taxes may be withheld from your Pre-Tax Contributions.

Earnings. In general, you will not be subject to federal income taxes on any earnings accruing with respect to Company Contributions, your Pre-Tax contributions, and any After-Tax Contributions or Rollover Contributions until such amounts are distributed to you.

Loans. You will not be taxed on loans from the Plan if the loans are repaid in accordance with their terms.

Distributions. Amounts distributed to you will be taxable as ordinary income to the extent that the amounts received exceed the amount of your After-Tax Contributions, if any. Until withdrawn, such After-Tax Contributions are referred to as “Net Unrecovered Contributions.”

In addition, if you receive LNC Common Stock as part of your distribution, the fair market value of the Stock on the date of distribution over its basis (Net Unrealized Appreciation) may not be taxed at the time of distribution (unless you elect to be taxed at that time, under procedures to be prescribed by the IRS). When you receive a distribution of our Common Stock from the Plan, you may be able to defer the tax on the net unrealized appreciation (NUA) in the Stock. The NUA is the increase in Stock value while the shares were in the Plan’s trust. If the distribution is a lump-sum distribution, tax is deferred on all of the NUA unless you choose to include it in income for the year of distribution. If the distribution is not a lump sum distribution, tax can be deferred only on the NUA resulting from your After-Tax contributions, if any. The NUA on which tax can be deferred will be indicated on your Form 1099-R (issued due to the distribution). When you sell Stock with tax-deferred NUA, any gain is long-term capital gain up to the amount of the NUA. Any gain that is more than the NUA is long-term or short-term gain, depending on how long the Stock was held after distribution from the Plan.

Dividends on your LNC Common Stock that you elect to receive in cash are taxable income and are not subject to the 10% excise penalty described below. You will receive a Form 1099 DIV at year-end from Wells Fargo, reported with your W-2 information.

The Plan is required to withhold 20% of any lump sum distribution to pay applicable federal income taxes (excluding amounts attributable to After-Tax Contributions), unless you rollover the distribution to an IRA or another qualified employer plan, as described below. If you receive payment of your benefit in the form of an annuity, however, you may elect whether or not to have federal taxes withheld from each payment.

In addition, you may be required to pay a 10% excise or penalty tax on the distributed amounts that are taxable. The 10% penalty will not apply in the certain situations, including the following:

•	Your account is paid to you after age 59 ½;

•	Your account is paid to you after you leave LNL on or after the date you reach age 55;

•	Your account is paid to you or your beneficiary(ies) because of your death or in most cases of disability (as defined in the Section entitled “Lump Sum Distributions” above);

•	You incur certain tax-deductible medical expenses for the year;

•	Payment is directed to another person pursuant to a qualified domestic relations order;

•
Payment is made in substantially equal installments over your life expectancy or the joint life expectancy of you and your spouse/beneficiary (however, the Plan does not currently offer a lifetime annuity option); or

•
You roll over or directly transfer the taxable amount of your account to an IRA or another qualified employer-sponsored plan as defined by the Code (e.g., an IRA or individual retirement account or annuity, or other qualified plan (a “rollover”).

Rollovers. You can also delay paying applicable taxes if you rollover all or part of your distribution to another qualified employer-sponsored plan or individual retirement account (IRA). A rollover defers taxation of the taxable portion that is rolled over. The rollover can be “direct” or “indirect.” Indirect Rollovers must be made within 60 days of receipt of the distribution and are subject to rules that differ from the direct rollover rules. If you do not elect a direct transfer of the entire lump-sum distribution, the Plan is required to withhold 20% of the taxable portion of the distribution to pay federal income taxes.

Generally, in cases where the participant has died, the same tax rules apply to distributions taken by the participant’s beneficiary as would have applied to the participant. A beneficiary who is the surviving spouse of the participant may be eligible to rollover the distribution (other beneficiaries cannot elect the rollover option).

 YOUR RIGHTS AND PROTECTIONS UNDER ERISA

The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA requires certain kinds of reporting and disclosure of information regarding the Plan and its investments to government agencies and participants. ERISA also imposes stringent standards of fiduciary responsibility, and prohibits transactions with parties-in-interest for which there is no available exemption. Because the Plan is an individual account and profit-sharing plan it is not subject to the funding standards of Title I of ERISA, or covered by the Plan termination insurance program of Title IV of ERISA, which is administered by the Pension Benefit Guaranty Corporation.

The Plan is intended to comply with Section 404(c) of ERISA. If the Plan meets the various requirements of Section 404(c) are met, you are responsible for investing the assets in your Plan account(s) amount the investment options offered, and neither we nor the Plan fiduciaries are liable for any investment losses you may experience as a direct result of your investments in the Plan. Among the requirements of Section 404(c) is that you must be provided with meaningful investment information periodically, so that you are provided with the opportunity to exercise meaningful, independent control over the assets in your Plan account(s).

You obtain more information about the Plan, including a description of the annual operating expenses of each investment Account offered through the Plan, copies of financial reports for each investment Account, and copies of the Plan’s confidentiality procedures. These materials may be made available at a nominal charge. Please contact Ann Madden, Benefits Analyst, Pension and Savings Plan Administration (260) 455-3025, or Human Resources, 6C-07, P.O. Box 7837, Fort Wayne, Indiana 46801, for more information.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.

The Right to Receive Information About the Plan

ERISA provides that all Plan participants are entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other locations, all Plan documents, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Administration.

•
Obtain, upon written request to the Plan Administrator, copies of all Plan documents, including insurance contracts, copies of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report when requested.

The Right to Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of Plan participants, and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused to the Plan.

Enforce Your Rights

No one, including a company, a union, or any other person, may fire or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising any of your rights under ERISA. If your claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to you or to your designated representative. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps that you can take to enforce the above rights.

For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, you may file suit in a federal court to obtain the information. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may sue for those benefits in a state or federal court. If you believe that the Plan’s fiduciaries are misusing the Plan’s money, or if you believe that you are being discriminated against for asserting any of your rights, you may seek assistance from the U.S. Department of Labor, or you may sue in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, however, the court may order you to pay these costs and fees, for example, if it finds your claim was frivolous. If you have any questions about the Plan, you should contact the Plan Administrator.

If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Administration.

 ERISA CLAIMS PROCEDURES

If we determine that you or your beneficiary are entitled to benefits under this Plan, you will be notified in writing or electronically of your entitlement to such benefits, and we will provide you with the proper forms to apply for and elect such benefits.

If you or your beneficiary feel that you are not receiving a Plan benefit that you should, you may file a written claim for that benefit with the Claims Administrator. Please address any such claims to the Claims Administrator for this Plan (see section entitled “Important Information about the Plan”, below). The Claims Administrator will decide whether to grant or deny your claim. If your claim is denied, within 90 days after filing your claim you will receive a written notice explaining the specific reason(s) for denial, the Plan provisions that support the decision to deny the benefit, a description of any additional information needed to review your claim request, instructions for requesting a review of your denied claim and a description of those review, or “appeal” procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA section 502(a). If special circumstances require an extension of time for processing the claim, you will receive written notice of the extension prior to the end of the 90-day period.

You will have a chance, within 60 days after you receive this written notice, to ask for a review by the Claims Administrator of your claim and its denial. Upon your request, you may also receive, at no cost to you, copies of all documents, records and other information relevant to your claim. You and/or your beneficiary may submit written issues comments to the Claims Administrator. Your claim will then be reviewed by the Claims Administrator. Generally, you will receive written notice of the final decision of the Claims Administrator within 60 days after your request for a review. If special circumstances require a 60-day extension of time to review the decision, you will receive notice of the extension within the 60-day period (with extension, this review must be concluded within 120 days).

If your claim is denied, the Claims Administrator will notify you either in writing or electronically within the applicable day period specified above and will explain the specific reason(s) for denying your appeal, the Plan provisions that support the decision to deny your appeal, and a statement of your right to bring a civil action under ERISA section 502(a). Under such circumstances, you have the right to bring a legal action within 90 days of the date you are informed that your appeal has been denied. If you fail to bring a timely court action, your claim will be permanently denied.

 IMPORTANT INFORMATION ABOUT THE PLAN

The Plan Sponsor:

The Plan Sponsor is The Lincoln National Life Insurance Company. As Plan Sponsor, The Lincoln National Life Insurance Company reserves the right to terminate or amend this Plan at any time, by action of its Boards of Directors.

The Plan Administrator and Named Fiduciary:

The Lincoln National Corporation Benefits Committee
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112

Telephone: (215) 448-1400

The Plan Trustee:

Wells Fargo Bank Minnesota, N.A.
c/o Claims Administrator Lincoln Financial Group
510 Marquette Avenue, Suite 500
Minneapolis, MN 55402-1118

The Claims Administrator:

Wells Fargo Bank Minnesota, N.A.
c/o Claims Administrator Lincoln Financial Group
510 Marquette Avenue, Suite 500
Minneapolis, MN 55402-1118

Participating Employers:

The Lincoln National Life Insurance Company
Lincoln Life & Annuity Company of New York
Lincoln National Advisors Corporation

Plan Year:

January 1st through December 31st

Agent for Service of Legal Process:

Dennis L. Schoff, General Counsel
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112

Identification Numbers:

The Employer Identification Number assigned to The Lincoln National Life Insurance Company by the Internal Revenue Service is: 35-0472300.

The Employer Identification Number assigned to the Lincoln National Corporation Benefits Committee by the Internal Revenue Service is: 35-1620788.

The Plan number is 006.

Top Heavy Rules:

The Internal Revenue Code provides a complicated set of rules for determining whether the Plan is “top heavy”. Stated simply, the Plan is top heavy if the value of aggregated account balances belonging to “key employees” exceeds the aggregated account balances belonging to the non-key employees. Key employees are generally officers and other highly compensated employees.

If the Plan became “top heavy”, the Plan’s benefits and vesting schedule would be enhanced. We would notify you in the unlikely event that the Plan ever became top heavy.

General Legal Note: The summary of the Plan contained in this Prospectus is not intended to be the legally controlling Plan document. Where there is a discrepancy between the summary of the Plan and the terms and provisions of the Plan document, the terms and provisions of the Plan document control. Neither the Plan document, the summary of the Plan document contained in this Prospectus, or your rights to any benefits provided under the Plan constitutes a contract of employment.

 VALUATION OF INVESTMENTS

Securities authorized for investment under the Plan will be valued each day the New York Stock Exchange is open for business. Depending on the type of security being valued, a determination of value is based on: the closing price of the security on an exchange on which such securities are listed; the average bid quotations for such securities; quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities; the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests; or the average sale or purchase price of the securities when the Plan Trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

All of the Investment options, including the LNC Common Stock Account (discussed in more detail below), are unitized. That means that if you invest in an investment option, you and other investors own a pro-rata portion of all of the securities that may be in the investment option (e.g., stocks, bonds, shares of mutual funds, or units of variable insurance trust funds other investment options - whatever the manager of the investment Account has chosen to invest in to meet its investment objectives), as well as a pro-rata portion of the cash held by the investment option for liquidity purposes.

The value of a unit of any investment option is determined by adding the value of all of securities in the investment option, plus the cash or value of the money market units, then dividing the total value of the Account by the total number of outstanding units issued by the investment option. For the LNC Stock Account, the value of a unit is calculated each day by dividing the current value of all LNC Common Stock in the Account, plus any cash, by the total number of units allocated to participant Plan accounts. Some accounts, such as the LNC Common Stock Account, hold units of a money market account rather than actual cash to satisfy liquidity needs. The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants’ transfer or redemption transaction.

The valuation date for loans, withdrawals and transfers is the date your request, via the Benefits Helpline, is received and confirmed, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day). The valuation date for all other distributions will be no later than the second business day after receipt of your correctly completed distribution form. The valuation date for new agent contributions, LNL contributions and loan repayments is the date on or following a payday on which such payments are received by the Plan Trustee for investment.

 YOUR INVESTMENT OPTIONS

Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets credited to your Plan accounts, and future contributions you and we make to your accounts, among the various Investment Options described below. Wells Fargo will deem any investment direction(s) that you give them to be continuing directions until you affirmatively change them, or until the Investment Option chosen is no longer available for investment. If you have not given Wells Fargo specific investment directions for your Plan account, Wells Fargo will automatically invest your Pre-Tax Contributions in the Short Term Account, your basic Company Contributions in the same Investment Accounts as your Pre-Tax Contributions, and will invest all discretionary Company Contributions in the LNC Common Stock Account.

You may change your investment directions for amounts currently credited to your Plan account or with respect to future contributions at any time. This includes the right to transfer part or all of your current Plan account balance, including non-matured Company Contributions, at any time to other Investment Options, subject to any trading restrictions or other limitations imposed by the Investment Options involved. Any terminations or changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is processed via the Benefits Helpline or Wells Fargo’s web site. Participants who have exceeded 26 trades in any one calendar year will not be able to place transaction orders electronically or by phone for the remainder of such calendar year - they will, however, be permitted to trade through first class U.S. mail service. In the event market conditions restrict the ability of the Plan Trustee to comply with transfer requests, transfer amounts will be pro-rated per each participant making a transfer request. This will be based on the total value of the amounts being requested for transfer.

The Plan Trustee will invest amounts contributed to the Plan as soon as reasonably possible after receipt, and in accordance with your investment directions and the provisions of the Plan. Assets acquired under the Plan are purchased primarily on the open market. In addition to purchasing shares of our Common Stock on the open market, the Plan Trustee may from time to time purchase authorized and unissued shares directly from us, or purchase outstanding shares directly from its shareholders. Under the terms of the Plan, certain fees, commissions, and other expenses for these transactions will be charged to the Plan.

In deciding how to invest your Plan account, you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions. The information below will help you understand the investment choices and the differences among them. The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

Note: Effective March 1, 2006, the following two new Investment Options will be available for investment: The American Funds International Account (SA #54), and The BlackRock Legacy Account (SA #81). For more information about these new Investment Options, please review the information in the profiles for those Accounts, below. In addition, as of that same date, March 1, 2006, the Janus Aspen Series Large Cap Growth Account (SA #70), and the Fidelity VIP Overseas Account (SA #59) will be closed. At March 1, 2006, any assets remaining in the Janus Aspen Series Large Cap Growth Account (SA #70) will be automatically transferred or “mapped” to The BlackRock Legacy Account (SA #81), and any assets remaining in the Fidelity VIP Overseas Account (SA #59) will be automatically transferred or “mapped” to The American Funds International Account (SA #54). After March 1, 2006, no contributions will be credited to SA #70 and SA #59, and you will not be able to select those funds as an investment option.

If you do not want any assets that you have invested in SA #70 and/or SA #59 to be mapped to SA #81 or SA # 54, you must transfer any assets in SA#70 and/or SA #59 to other Investment Options offered by the Plan prior to March 1, 2006. You should also change your election for future the investments of contributions in the Plan from SA#70 and/or SA #59 to other Investment Options offered by the Plan prior to March 1, 2006.

Comparative Performance of Investment Options

In general, the following table sets forth the annualized yield earned on the Investment Options currently offered by the Plan over certain periods of time, assuming the reinvestment of any dividends and interest. The yield information provided below is measured by the overall performance of each Investment Option as if the investment was held for the entire period.

All rates of return represent past performance and are not necessarily indicative of future performance. Many conditions such as inflation, business growth and interest rates may be different in the future. Investment return and principal value may fluctuate and may be worth more or less than the original cost. This table has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and you should consult a qualified investment adviser before making any investment decisions. Except as indicated below, investment management fees and contract fees have not been deducted from the performance data below. Please see the description of “Expense” for each Investment Option for more detail about these fees and expenses. In cases where the charges are not included in the performance data, please note that the performance figures would be reduced if such expenses had been taken into consideration.

Investment Option		Annualized Returns as of October 31, 2005*

	1 Year	3 Years	5 Years	10 Years
LNC Common Stock[1]	18.14	18.90	1.35	9.27
Guaranteed Account[2]	4.00	4.03	4.63	5.57
(SA #14) Short Term	2.97	1.83	2.64	4.33
(SA #12) Government/Corporate Bond	2.60	7.11	8.37	7.34
(SA #20) High Yield Bond	5.29	17.53	9.17	8.40
(SA #30) Conservative Balanced	5.89	8.31	5.52	7.09
(SA # 21) Balanced	9.52	11.65	2.43	7.91
(SA # 32) Aggressive Balanced	11.17	13.48	2.61	7.95
(SA # 61) Delaware Value **	10.65	13.72	1.05	5.94[3]
(SA # 28) Value Equity	11.02	14.04	3.16	7.66
(SA # 11) Core Equity	10.23	13.76	-0.92	8.58
(SA # 27) Scudder VIT Equity 500 Index**	8.40	12.47	-1.97	4.31[4]
(SA # 35) Fidelity VIP Contrafund**	19.74	17.44	4.50	11.62
(SA # 59) Fidelity VIP Overseas**	17.55	19.27	0.67	6.17
(SA # 54) American Funds International[5] **	19.07	21.53	1.85	9.91
(SA # 38) Neuberger Berman AMT Regency**	17.42	20.87	11.14[6]	N/A
(SA # 33) Social Awareness	15.68	16.70	0.40	10.34
(SA # 23) Large Capitalization Equity	19.81	12.01	-6.88	7.31
(SA # 22) International Equity	18.00	23.68	10.91	8.50
(SA # 70) Janus Aspen Series Large Cap Growth	7.66	9.58	-8.39	6.49

(SA# 81)BlackRock Legacy[7]	10.44	11.41	-3.41	N/A
(SA # 34) American Funds New Perspective**	13.39	12.13	-5.63	0.04[8]
(SA # 37) Neuberger Berman AMT Mid-Cap Growth	14.65	14.72	-6.83	8.63[9]
(SA # 17) Medium Capitalization Equity	13.08	16.08	-8.13	5.45
(SA # 36) Scudder VIT Small Cap Index**	11.57	20.98	6.32	6.32[10]
(SA # 24) Small Capitalization Equity	8.63	16.75	-2.99	10.27

* Rates of return exclude the effect of fees, charges and other expenses, unless otherwise indicated.
** The operating expenses associated with the underlying fund have been deducted from the rates of return.

1.	Performance results have been adjusted to reflect dividends paid and stock splits. The data represents the historical unitized value of the LNC Common Stock Account.
2.	Performance reflects the average rates of return during the specified periods.
3.
Performance stated is the performance of SA#61 as of its inception date in June 1996. Performance stated is a blend of performance data on the previous underlying investment option, the Delaware Growth and Income Fund (prior to November 2004), and performance data for the current underlying investment option, the Delaware Value Fund - which has been the underlying investment option of SA#61 since November 2004.

4.	Performance stated is the performance of the underlying Scudder Fund as of the fund’s date of inception on October 1, 1997.
5.	This Fund will be added as an Investment Option effective March 1, 2006.
6.
Performance stated is the performance of SA#38 as of its inception on August 22, 2001. Performance stated is a blend of the previous underlying investment option, Neuberger Berman Partners, and the current underlying investment option - Neuberger Berman AMT Regency, which has been the underlying investment option of SA#38 since August 2001.

7.	This Fund will be added as an Investment Option effective March 1, 2006. Performance stated is the performance of SA#81 as of its inception date on December 31, 1997.
8.
Performance stated as the performance of SA#34 as of its inception date in 1998. Performance stated is a blend of the previous underlying investment option. Janus Aspen World Wide Growth, and the current underlying investment option - American Funds New Perspective - which has been the underlying investment option of SA#34 since May 2004.

9.	Performance stated is the performance of the underlying Neuberger Berman Fund as of the fund’s date of inception, November 3, 1997.
10.	Performance stated is the performance of the underlying Scudder Fund as of the fund’s date of inception, August 25, 1997.

Description of Investment Options - Overview

Wells Fargo currently holds a group annuity contract, issued by LNL, which provides for contributions to each of the Investment Options listed below. Wells Fargo will hold in trust all contributions under the Plan for which a valid investment election is in place, and they will invest all of your Pre-Tax contributions, basic Company Contributions, and Rollover contributions, if any, and earnings thereon in one or more of the following Investment Options in accordance with your investment instructions.

For purposes of this Plan, there are two general types of Investment Options, sometimes referred to as “Investment Accounts:”

Managed Separate Accounts - For these Accounts, LNL has hired a registered investment advisor to actively manage a portfolio of securities.

Separate Account Purchasers - For these Accounts, LNL buys shares of a retail mutual fund or of a variable insurance trust (VIT) fund to meet its investment objectives.

Investment Risks

It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward. The reverse, also, is generally true: the lower the risk, the lower the potential reward. As you consider investing in the Plan’s Accounts, you should take into account your personal risk tolerance. Diversification within an Account, and within your investment portfolio, can reduce risk.

All of the Investment Options, with the exception of the Guaranteed Account, are subject to Inflation Risk, Liquidity Risk, and Market Risk. In addition, depending on the style, composition, and the investment strategy of a particular Investment Option, the Investment Option may be subject to one or more of the additional risks described below—the individual Account profiles below indicate which risks, in particular, are relevant:

Inflation Risk: The possibility that, over time, the returns will fail to keep up with the rising cost of living.

Liquidity Risk: The chance that an Account, if it had insufficient reserves to meet participant withdrawals, would incur market value adjustment or penalty for early withdrawal from one or more of its contracts.

Market Risk: The chance that the value of an investment will change because of rising (or falling) stock or bond prices.

Call/Prepayment Risk: The chance that during periods of falling interest rates, a mortgage-backed bond issuer will repay a higher-yielding bond before its maturity date because the underlying mortgages have been paid off ahead of schedule. If this were to occur, the Account would lose the opportunity for additional unit price appreciation, and would be forced to reinvest the unanticipated proceeds at lower interest rates. As a result, the Account would experience a decline in income.

Country Risk: The possibility that events such as political or financial troubles or natural disasters will weaken a country’s economy. Generally, international investing entails greater Country Risk compared to investment in domestic, or U.S. companies or entities. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations and government regulations, accounting standards, and market conditions. Country Risk is magnified in countries with emerging markets, since these countries may have relatively unstable governments and less established markets and economics.

Credit Risk: The chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all. When considering an investment in bonds, it is important to assess credit risk and its potential pay offs. While rising interest rate movements can reduce the value of your bond investment, a default can almost eliminate it.

Currency Risk: The possibility that an American’s foreign investment will lose money because of unfavorable currency exchange rates.

Index Sampling Risk: The chance that the securities selected for the Account do not provide investment performance matching that of the index chosen.

Interest Rate Risk: The chance that bond prices overall will decline over short or even long periods due to rising interest rates. Bond prices are tied directly to interest rates and move in opposition to interest rate changes—when interest rates increase, bond prices decrease, and vice-versa. Because stock and bond prices often (but not always) move in opposite directions, an Account that holds both stock and bonds may experience less volatility. Additionally, fixed-income investments also assume Credit Risk (defined above).

Investment- Style Risk: The chance that returns from the stock market segments in which an Account is most heavily weighted (large-cap and value stocks) may under-perform other asset classes or the overall stock market. In general, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

Manager Risk: The chance that poor security selection will cause an Account to under-perform other Accounts with similar objectives.

The following Account descriptions are summaries based on information about the Accounts available on the date of this Prospectus.

 Stability of Principal Investment Options

The Guaranteed Account and the Short Term Account (SA#14). Investment options in this category are conservative investment options seeking to hold the principal value of an investment so that it is stable or close to stable through all market conditions. Stability of principal funds may credit a stated rate of return or minimum periodic interest rate that may vary. These types of investments are often referred to as a “guaranteed account” or “money market account”.

Guaranteed Account

•
Investment Objectives: The Account seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal.

•
Investment Strategies: The Guaranteed Account is part of the general account of LNL and is backed by the general credit worthiness and the claims paying ability of LNL. The general account invests in government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio. Annual transfers from the Guaranteed Account are limited to 25% of the value of your investment in the Guaranteed Account.

•	Primary Risk: Interest Rate Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.00%. No asset charges are deducted from participant accounts.

Short Term Account (SA#14)

•
Investment Objectives: The Account seeks to maximize current income consistent with the preservation of capital and liquidity. The long-term investment objective is to exceed the performance of the Citigroup 90-day Treasury Bill Index.

•
Investment Strategies: The Account invests primarily in a portfolio of short-term money market instruments (commercial paper, bankers’ acceptances, certificates of deposit, loan participation agreements, repurchase agreements, and short-term U.S. government debt) maturing within one year from the date of purchase.

•
Primary Risks: Inflation Risk; Liquidity Risk; Market Risk; Credit Risk; Interest Rate Risk. Although the Account seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Account if there is a significant level of obligor defaults. An investment in the Short Term Account is not insured or guaranteed by the FDIC or any other government agency.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expenses: 0.60%

 Bond Accounts

Government/Corporate Bond Account (SA#12) and the High Yield Bond Account (SA#20). Accounts in this category seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stocks. These Accounts generally have a lower potential for capital growth.

Government/Corporate Bond Account (SA#12)

•
Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation. The long-term objective is to exceed the total return of the Lehman Brothers Aggregate Bond Index.

•
Investment Strategies:  The Account invests primarily in a portfolio of investment-grade fixed-income securities including bonds and other debt securities with maturities generally exceeding one year, preferred stocks consistent with the investment objective, and futures and options contracts. The average portfolio quality may be no less than A/A with no more than 50% of the portfolio invested in securities rated Baa/BBB or lower by Moody’s and S&P, respectively. The Account may also invest in foreign bonds and high-yield bonds and may have high-yield bond holdings of up to 10%. The maximum range of investments allowed by asset category are: 50% money market instruments, 100% public bonds, 5% convertible bonds, and 5% preferred stock and convertible preferred stock. The Account can also invest in futures and options. The Account diversification maximums are: 25% per industry, 5% per non-government issuer, 50% mortgage-backed securities, 30% supra-national entities (such as the World Bank), and 5% non-dollar (un-hedged). The duration of the Account is targeted to the duration of the Lehman Brothers Aggregate Index.

•
Primary Risks: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk. The Account is exposed to the general risks of investing in bonds as well as investing in foreign securities.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

High Yield Bond Account (SA#20)

•
Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation. The long-term investment objective is to exceed the total return of the Merrill Lynch High Yield Master I Index.

•
Investment Strategies: The Account invests in a well-diversified portfolio of fixed-income securities rated below investment grade. Investments include, but not limited to, bonds and other debt securities with maturities generally exceeding one year, high-quality money market instruments, warrants, common stock, or preferred stock which, in the aggregate, do not exceed 5% of the portfolio. The average quality of the Account will be rated at least B2/B with no more than 20% rated B3/B- or lower by Moody’s and S&P, respectively. No more than 5% of the Account shall be invested in the securities of any company. Foreign national securities are limited to an aggregate of 15%. No more than 25% of the Account shall be invested in companies within the same industry. Convertible bonds are limited to 5% of the portfolio.

•
Primary Risks: Inflation Risk; Liquidity Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk. The Account invests in lower-quality bonds and therefore may be at risk for the issuer not being able to repay the promised interest or principal. High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments and investment grade bonds paying a higher rate of interest to pay the investor for the increased level of risk. To manage this higher investment risk, the Account manager monitors the bond issuer’s performance and constantly evaluates the risk/reward characteristics of the securities as well as the diversification requirements.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

 Balanced Accounts

Aggressive Balanced Account (SA#32), Balanced Account (SA#21) and Conservative Balanced Account (SA#30). This category consists of Accounts that seek to “balance” growth of principal and current income by investing in stocks with potentially high dividends or a combination of stocks, bonds, and money market instruments. The asset allocations of the funds are monitored daily and any allocation changes are made in context with the Account manager’s models, valuation targets, market activity, and other indicators. Managers allocate portfolio assets based on their determination of which investments offer the greatest return potential with the lowest risk. Some Accounts have fixed allocations and others allow managers full discretion.

Aggressive Balanced Account (SA#32)

•
Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation, with an aggressive level of risk. The long-term investment objective is to exceed the median return of the Lipper Flexible Portfolio Peer Group, and to exceed the median return of its customized benchmark index (55% Russell 1000, 15% MSCI EAFE, 25% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

•
Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year. The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: SA 32 may invest in Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). This Account invests heavily in equity securities. The range of investment allowed in each investment sector at the separate account level is: 40-90% equities (including up to 30% international equities), 0-40% fixed income, and 0-60% short term. These sector allocations may vary from time to time.

Not more than 5% of the Account shall be invested in the securities of any corporation. Canadian government securities are limited to 25% and other foreign national securities are limited to 15%. Not more than 25% of the Account shall be invested in companies within the same industry. Convertible bonds are limited to 5% of the portfolio. Investments in fixed income securities rated below investment grade is limited to 5% of the portfolio

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Balanced Account (SA#21)

•
Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation with moderate level of risk. The long-term investment objective is to exceed the median return of the Lipper Balanced Funds Peer Group, and to exceed the median return of its customized benchmark index (45% Russell 1000, 10% MSCI EAFE, 40% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

•
Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year. The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). The range of investment allowed in each investment sector at the separate account level is: 20-70% equities (including up to 20% international securities), 15-60% fixed income and 0-65% short term. These sector allocations may vary from time to time.

Not more than 5% of the Account shall be invested in the securities of any corporation. Canadian government securities are limited to 25% and other foreign national securities are limited to 15%. Not more than 25% of the Account shall be invested in companies within the same industry. Convertible bonds are limited to 5% of the portfolio. Investments in fixed income securities rated below investment grade is limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Conservative Balanced Account (SA#30)

•
Investment Objectives: The Account seeks to maximize long-term total earnings through a combination of current income and capital appreciation with a conservative level of risk. The long-term investment objective is to exceed the median return of the Lipper Income Funds Peer Group, as well as to exceed median return of its customized benchmark index (20% Russell 1000, 5% MSCI EAFE, 60% Lehman Brothers Aggregate Bond, 15% Citigroup 90-Day T-Bill).

•
Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. Investments in fixed income securities rated below investment grade is limited to 5% of the portfolio. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year. The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). The range of investment allowed in each investment sector at the separate account level is: 0-40% equities (including up to 10% international equities), 30-80% fixed income, and 0-70% short term. These sector allocations may vary from time to time.

No more than 5% of the Account shall be invested in the securities of any corporation. Canadian government securities are limited to 25% and other foreign national securities are limited to 15%. Not more than 25% of the Account shall be invested in companies within the same industry. Convertible bonds are limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk, Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

 Large-Cap Equity Accounts

Delaware Value Account (SA#61, before December 2, 2004, the Delaware Large Cap Value Account, which was formerly the Delaware Growth and Income Account), Value Equity Account (SA#28). Scudder VIT Equity 500 Index Account (SA#27), Core Equity Account (SA#11), The Fidelity® VIP Contrafund Account (SA#35), The Fidelity® VIP Overseas Account (SA#59), American Funds International Account (SA#54, The International Equity Account (SA#22), The Janus Aspen Series Large Cap Growth Account (SA#70), BlackRock Legacy Account (SA#81), The American Funds New Perspective Account (SA#34), The Large Capitalization Equity Account (SA#23), Social Awareness Account (SA#33). This category of Accounts invests for growth. Because they invest in larger, more established/developed companies and/or countries, growth accounts generally tend to have lower risk and return than more aggressive stock-based accounts.

Delaware Value Account (before December 2, 2004, the Delaware Large Cap Value Account, and before July 30, 2004, the Delaware Growth and Income Account) (SA#61)

•
Investment Objectives: The Account seeks long-term capital appreciation by investing primarily in large-capitalization companies that are believed to have long-term capital appreciation potential. The long-term objective is to exceed the return of the Russell 1000 Value Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the Delaware Value Fund (the “Fund”), a mutual fund of Delaware Management Business Trust. The Fund invests primarily in large-capitalization companies that have long-term capital appreciation potential. The Fund currently defines large-cap stocks as those with market capitalization of $5 billion or greater at time of purchase. The Fund will not seek current income as a secondary objective. The Fund’s managers follow a value-oriented investment philosophy in selecting stocks using a research-intensive approach and considering such factors as: security prices that reflect a market valuation that is judged to be below the estimated present or future value of the company; favorable earnings growth prospects; expected above-average return on equity and dividend yield; the financial consideration of the issuer; and various qualitative factors.

•
Primary Risks: Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk. Since this Account is invested in the Delaware Value Fund, which is an equity-based fund, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Delaware Management Company.

•
Expense: The operating expenses associated with the Fund have been deducted from the rates of return. At the Separate Account level, the fee is 0.30%; at the Fund level the fee is 0.75%, for a total expense of 1.05%.

Value Equity Account (SA#28)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the total return of the Russell 1000 Value Index over a market cycle.

•
Investment Strategies: The Account invests in a portfolio of undervalued common stocks of large-capitalization companies. The average market capitalization of the stocks in the portfolio exceeds $5 billion. The portfolio manager seeks to purchase these stocks when they are selling at a low price relative to the value of the company, achieving income from both above average dividends and an increase in stock prices. To reduce risk, the portfolio manager avoids purchases in stocks expected to experience drastic up and down movements, or that have high expectations for growth factored into the stock portfolio. It is expected that the Account will have lower risk and volatility than broad market indexes. The Account will control risk primarily by buying companies with an intrinsic value higher than that of the current stock price. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to Wells Capital Management.

•	Expense: 0.75%

Scudder VIT Equity 500 Index Account (SA#27)

•
Investment Objectives: The Account seeks to replicate as closely as possible, before expenses, the total return of the Standard & Poor’s 500 Composite Stock Price Index, an index emphasizing stocks of large US companies.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the DWS Equity 500 Index VIP Fund (the “Fund”, formerly called the Scudder VIT Equity 500 Index Fund), a variable insurance trust fund. The Fund pursues its objective by investing primarily in the securities of the companies included in the benchmark and derivative instruments, such as futures contracts and options, relating to the benchmark. Under normal circumstances, the Fund intends to invest at least 80% of its assets, determined at the time of purchase, in stocks of companies included in the S&P 500 Index and in derivative instruments, such as futures contracts and options, that provide exposure to the stocks of companies in the S&P 500 Index. The Fund’s securities are weighted to attempt to make the Fund’s total investment characteristics similar to those of the S&P 500 Index as a whole. The portfolio management team uses quantitative analysis techniques to structure the Fund to obtain a high correlation to the S&P 500 Index, while keeping the Fund as fully invested as possible in all market environments. To attempt to replicate the risk and return characteristics of the S&P 500 Index as close as possible, the Fund invests in a statistically selected sample of the securities found in the S&P 500 Index, using a process known as “optimization.” This process selects stocks for the fund so that industry weightings, market capitalizations and fundamental characteristics (price-to-book ratios, price-to-earnings ratios, debt-to-asset ratios and dividend yields), closely replicate those of the securities in the S&P 500 Index.

•
Primary Risks: Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk. For this Account, the performance of the large capitalization portion of the U.S. stock markets is crucial. Since the Account invests at least 80% of its assets in the stocks of companies included in the S&P 500 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the S&P 500 Index.

•
Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Deutsche Asset Management, Inc. (DeAM, Inc.). The fund manager has contracted Northern Trust Investments, Inc. to sub-advise the mutual fund.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.29%, for a total expense of 0.59%.

Core Equity Account (SA#11)

•
Investment Objectives: The Account seeks to pursue long-term capital appreciation and invests in a diversified portfolio of well-established companies with both growth and value characteristics; including large-sized U.S. companies, with some emphasis on medium-sized companies. The long-term investment objective is to achieve investment results that are superior, over a market cycle, to those of the equity market as a whole, without experiencing excessive short-term volatility. The Russell 1000 Index is the investment benchmark.

•
Investment Strategies: The Account invests in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants (Common Stock of LNC or affiliated entities may not be purchased) and high quality money market instruments and other debt securities. Stock index futures contracts or exchange-traded funds may be purchased in place of securities up to 10% of the Account. The portfolio managers seek companies with earnings and/or revenues that are growing faster than the industry average by blending a growth-oriented management style—which focuses on seeking growth companies at a reasonable price—and a value-oriented management style, which seeks companies within an industry with current stock prices that do not reflect the stocks’ perceived true worth. The companies sought typically have above average capitalization and earnings growth expectations and below average dividend yields. More specifically, the Account seeks to invest in companies believed to show growth potential that significantly exceeds the average expected growth rate of companies in the same industry; and are undervalued in the market relative to the companies’ industry peers. The portfolio is “sector neutral” with sector weightings close to the Index. The sector allocations can vary from time to time.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Fidelity® VIP Contrafund Account (SA#35)

•
Investment Objectives: The Account seeks capital appreciation by investing in shares of companies whose value, the portfolio manager believes, is not fully recognized by the market. The long-term investment objective is to exceed the return of the Russell 3000 Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of Fidelity® VIP Contrafund (the “Fund”), a variable insurance trust fund. The Fund invests primarily in U.S. common stock and securities convertible into common stock, but it has the flexibility to invest in other types of securities as well, including investing in foreign issuers. The Fund may invest in companies (1) experiencing positive fundamental change such as a new management team or product launch; significant cost-cutting initiative(s); and/or a merger, acquisition, or reduction in industry capacity that should lead to improved pricing; (2) whose earnings potentially have increased or are expected to increase more than generally perceived; (3) that have enjoyed recent market popularity but which appear to have temporarily fallen out of favor for reasons considered non-recurring or short term; and/or (4) that are undervalued in relation to securities of other companies in the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Country Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Fidelity Management & Research Company.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.78%, for a total expense of 0.93%.

Fidelity VIP Overseas Account (SA#59) Effective March 1, 2006, this Account will be closed to new investment.

•	Investment Objectives: The Account seeks long-term growth of capital. The long-term investment objective is to exceed the return of the MSCI EAFE Index, an international equity benchmark.

•
Investment Strategies: To achieve its objective, this Account invests in shares of Fidelity® VIP Overseas (the “Fund”), a variable insurance trust fund. The Fund invests mainly in foreign securities and normally invests at least 80% of total assets in foreign securities and primarily in common stocks. The Fund allocates investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole; using a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

•
Primary Risks: Inflation Risk; Liquidity Risk; Country Risk; Currency Risk; Investment-Style Risk; Manager Risk; and Market Risk. This Fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Fidelity Management & Research Company.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 1.16%, for a total expense of 1.46%.

American Funds International Account (SA#54) Effective March 1, 2006

•	Investment Objectives: The Account seeks capital appreciation through stocks. The long-term investment objective is to exceed the return of the MSCI EAFE Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the AFIS International Fund, a registered investment company. The Fund invests primarily in the common stocks of companies located outside the United States.  In unusual circumstances, the Account may be invested in high quality money market instruments and other debt securities with maturities generally not exceeding one year. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

•
Primary Risks: Country Risk; Currency Risk; Investment-Style Risk; Manager Risk; and Market Risk. This Fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Capital Research & Management Company.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.83% for a total expense of 1.13%.

International Equity Account (SA#22)

•
Investment Objectives: The Account seeks a total return from capital appreciation and dividend income. The long-term investment objective is to exceed the change in the U.S. Consumer Price Index by 5% over an economic cycle of five to seven years. The objective is to exceed the return of the MSCI EAFE Index benchmark.

•
Investment Strategies: The Account pursues its investment objective by investing in a portfolio of stocks of non-United States companies. The Account invests in common stocks and other equity securities such as American Depository Receipts, Global Depository Receipts, preferred stock and debt securities with conversion privileges or rights or warrants. Up to 10% of the value of the Account may be invested in international bonds. Before buying any stock, the Account’s management looks at the stock’s current dividend and future dividend growth. This projected dividend stream is then discounted to its present value and adjusted for projected local inflation. The Account’s manager estimates the “true” value of a stock based on these projections. Stocks selling below this estimated “true” value become candidates for the Fund, since they are believed to offer income and appreciated potential. The portfolio manager considers the value of each country’s currency, political situation, and accounting standards to identify factors that may increase or decrease individual stock values. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

•
Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Currency Risk; Interest Rate Risk; Investment-Style Risk; Manager Risk; and Market Risk. This Account invests in more volatile equity stocks and bears additional risk factors because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•
Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to Mondrian Investment Partners, LTD; however, effective as of April 1, 2006, this sub-advisory relationship will end and the Account will be managed by Delaware Investment Advisers.

•	Expense: 0.975%

Janus Aspen Series Large Cap Growth Account (SA#70) Effective March 1, 2006, this Account will be closed to new investment.

•
Investment Objectives: The Account seeks long-term growth of capital in a manner consistent with the preservation of capital. The long-term objective is to exceed the return of the Russell 1000 Growth Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the Janus Aspen Series Growth Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests in common stocks selected for their growth potential from companies of any size but generally invests in larger, more established issuers. The Fund may also invest in lower-rated fixed-income securities and convertible bonds. The Account invests in domestic equity, with some portion invested internationally.

•	Primary Risks: Country Risk; Credit Risk; Interest Rate Risk; Investment-Style Risk; and Market Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Janus Capital Management, LLC.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.91%, for a total expense of 1.21%.

BlackRock Legacy Account (SA#81) Effective March 1, 2006

•	Investment Objectives: The Account seeks long-term growth of capital. The long-term objective of the Account is to exceed the return of the Russell 1000 Growth Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the BlackRock Legacy Portfolio (the “Fund”), a registered investment company. Under normal market conditions, the Fund invests at least 65% of its assets in the common and preferred stock of mid- and large-sized companies. The Fund seeks to invest in fundamentally sound companies with strong management, superior earnings and growth prospects and attractive relative valuations. The Fund emphasizes large companies that exhibit stable growth and accelerated earnings.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Market Risk; and Manager Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is BlackRock Advisors, Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.05%; at the Fund level the fee is 1.35%, for a total expense of 1.40%.

American Funds New Perspective Account (SA#34)

•
Investment Objectives: The Account seeks to provide long-term growth of capital. Future income is a secondary objective. The long-term objective is to exceed the return of the Morgan Stanley Capital International (MSCI) World Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the American Funds Perspective Fund (“Fund”), a registered investment company. It diversifies its holdings among blue chip companies, emphasizing multi-national or global companies and focusing on opportunities generated by changes in global patterns and economic and political relationships.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Capital Research and Management, Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.83%, for a total expense of 0.98%.

Large Capitalization Equity Account (SA#23)

•
Investment Objectives: The primary objective of this Account is maximum capital appreciation. The long-term objective is to exceed the total return of the Russell 1000 Growth Index over a complete market cycle.

•
Investment Strategies: The Account pursues its investment objectives by investing in companies that are believed to have long-term capital appreciation and are expected to grow faster than the U.S. economy. Under normal circumstances, in pursuing its investment objectives, the Account will invest at least 80% of its net assets in U.S. or domestic investments. The Account may also invest in convertible bonds, preferred stocks and convertible preferred stocks, provided that these investments, when aggregated with the account’s debt securities and bonds, do no exceed 35% of the Account’s assets. In order to diversify, with respect to 75% of the assets in the Account, no more than 5% of the Account shall be invested in the securities of any one issuer at time of purchase. With respect to the remaining 25% of the assets in the Account, no more than 10% of the Account shall be invested in the securities of any one issuer at time of purchase.

No more than 25% of the Account shall be invested in the securities of issuers conducting their principal business activities within the same industry. Additionally, cash is held when investments that meet purchase criteria are not available.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Social Awareness Account (SA#33)

•
Investment Objectives: The Account seeks growth of capital and long-term return by investing in companies committed to human needs. The long-term objective is to exceed the return of the Russell 1000 Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares from the Lincoln VIP Social Awareness Fund (the “Fund’), a Lincoln Variable Insurance Trust Fund managed by Delaware Management Business Trust. The Fund invests in common stocks of established, growing, and profitable companies. This Fund is a conscientious vehicle that combines performance with social responsibility and purchases common stocks of companies with attractively priced, consistent earnings growth. This Fund will not knowingly purchase or hold securities of companies that: (1) harm or are likely to harm the natural environment; (2) produce nuclear power, design or build nuclear power plants or make equipment for producing nuclear power; (3) make or contract for military weapons; (4) engage in the liquor, tobacco or gambling industries; or (5) engage in the use of animals to test their products when developing new cosmetic and personal care products.

•
Primary Risk: Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk. Because this Account avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes.  The Account invests in medium sized as well as large sized companies, and the Account’s performance may be affected if stocks in one of those two groups of companies do not perform as well as stocks in the other group.  Furthermore medium-sized companies, which are not as well established as large-sized companies, may (1) react more severely to market conditions and (2) suffer more from economic, political and regulatory developments.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor, and the fund manager is Delaware Management Company.

•
Expense: The operating expense associated with the underlying fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.41%, for a total expense of 0.71%.

 Medium- and Small-Cap Equity Accounts

The Scudder VIT Small Cap Index Account (SA#36), the Medium Capitalization Equity Account (SA#17), the Neuberger Berman Mid Cap Growth Account (SA#37), Neuberger Berman AMT Regency Account (SA#38), and the Small Capitalization Equity Account (SA#24). Accounts in this category seek capital appreciation by investing in stocks of small and medium-sized companies within the United States or emerging market countries. Generally, these companies and/or countries are striving to be leaders in developing new products or markets and have above average earnings growth potential.

The Scudder VIT Small Cap Index Account (SA #36)

•
Investment Objectives: The Account seeks to replicate, as closely as possible, the total return of the Russell 2000 Small Stock Index, an index consisting of 2000 small-capitalization common stocks. The Fund invests for growth and does not seek income as a primary objective.

•
Investment Strategies: To achieve its objective, this Account invests in shares of the DWS Small Cap Index VIP Fund (the “Fund”, formerly called the Scudder VIT Small Cap Index Fund), variable insurance trust fund. In general, the Fund invests in at least 80% of its assets in the same securities included in the Russell 2000. The Fund includes the common stock of those companies included in the Russell 2000 selected on the basis of computer-generated statistical data, that are deemed representative of the industry diversification of the entire Russell 2000. The Fund provides an alternative to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis, and investment judgment. It uses a “passive” or “indexing” investment approach and attempts to replicate the investment performance of the Russell 2000 through statistical procedures.

•
Primary Risks: Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. There is a risk that the value of securities in the aforementioned sectors or the value of an individual stock will decline due to changing expectations for the performance sector or individual company issuing the stock.

Because the Fund invests at least 80% of its assets in the stocks of companies included in the Russell 2000 Index and in derivative instruments that provide exposure to the stocks of companies in the Russell 2000 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the Index.

•
Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Deutsche Asset Management, Inc. (DeAM, Inc.). The fund manager has contracted Northern Trust Investments, Inc. to sub-advise the mutual fund.

•	Expense: At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.45%, for a total expense of 0.60%.

Medium Capitalization Equity Account (SA#17)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the performance of the Russell Midcap Growth Index.

•
Investment Strategies: To achieve its objective, this Account invests in stocks of medium-sized companies that have strong financial characteristics. The Account manager looks for companies that are profitable, have high return on equity, high reinvestment rates and have a low price relative to earnings growth. The Account will invest primarily in securities, which have a market capitalization at the time of purchase within the capitalization range of the performance evaluation benchmark (Russell Midcap Growth Index) recognizing that this may fluctuate over time. In order to diversify, no more than 5% of the Account shall be invested at cost in the securities of any corporation and no more than 25% of the Account shall be invested in the securities of any industry.

•
Primary Risk: Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk. The stock of medium-size companies may not be as well known and may experience more sudden fluctuations.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to T. Rowe Price Associates, Inc.

•	Expense: 0.75%

Neuberger Berman AMT Mid Cap Growth Account (SA#37)

•	Investment Objectives: The Account seeks capital appreciation. The long-term investment objective is to exceed the return of the Russell Mid-Cap Growth Index.

•
Investment Strategies: To achieve its objective, this Account invests in the AMT Mid-Cap Growth Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests at least 80% of its net assets in common stocks of mid-cap companies. The Fund invests in a diversified portfolio of common stocks believed by the portfolio manager to have the maximum potential to offer comparatively attractive long-term returns. Normally this Fund invests primarily in the common stocks of mid-cap companies but may at times favor the relative safety of large-cap securities and the greater growth potential of smaller cap securities over mid-cap securities. Additionally, it may invest in money market instruments and other debt securities.

•
Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk. Mid-cap companies offer potential for higher returns, but the risk associated with them is also higher. Mid-cap stocks have a historically shown risk/return characteristics that are in between those of small- and large- cap stocks. Their prices can rise and fall substantially.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Neuberger Berman Management Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.92%, for a total expense of 1.07%.

Neuberger Berman AMT Regency Account (SA#38)

•	Investment Objectives: The Account seeks growth of capital. The long-term objective is to exceed the return of the Russell Mid-Cap Value Index.

•
Investment Strategies: To achieve its objective, this Account invests in shares from the Neuberger Berman AMT Regency Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests mainly in common stocks of mid-capitalization companies and invests in common stocks of established mid-to-large capitalization companies. Specifically, the Fund looks for well-managed companies whose stock prices are undervalued. Factors in identifying these firms may include: strong fundamentals, such as company’s financial, operational and competitive positions; consistent cash flow; and a sound earnings record through all phases of the market cycle. The management may also look for other characteristics in a company, such as a strong position relative to competitors, a high level of stock ownership among management and a recent sharp decline in stock price that appears to be the result of a short-term market overreaction to negative news.

•
Primary Risks: Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk. This Account involves greater risk than large-cap stocks; therefore, it is a more aggressive investment. Mid-cap stocks are traditionally less stable than large-cap stocks since they are typically smaller companies with track records that are still growing.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Neuberger Berman Management, Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 1.04%, for a total expense of 1.19%.

Small Capitalization Equity Account (SA#24)

•	Investment Objectives: The Account seeks long-term capital appreciation. The long-term investment objective of the Account is to exceed the total return of the Russell 2000 Growth Index.

•
Investment Strategies: To achieve its objective, this Account purchases stocks of small companies having the potential to grow rapidly and produce superior returns. Small cap companies generally are those between $200 million and $2 billion in market capitalization. The Account manager looks for stocks of companies that it expects to benefit from trends within the economy, the political arena, and society at large. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% of the Account shall be invested in companies within the same industry.

•
Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. The Account will control risk primarily by managing a diversified portfolio regarding number of securities and industry exposure, composed of companies with a more attractive valuation characteristics less than similar companies in their industry.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

 Lincoln National Corporation Common Stock Account

•	Investment Objectives: This Account is an Employee Stock Ownership Plan. It is designed to provide participants with the opportunity to invest in employer securities.

•	Investment Strategies: To achieve its objective, this Account invests, exclusively, in shares of LNC Common Stock.

•
Primary Risks: Investment-Style Risk; and Market Risk. This is a non-diversified Account, investing in the stock of a single issuer. It is therefore a riskier investment than an Account that invests in a diversified pool of stocks of companies with similar characteristics as this Account. For a description of the risks associated with investment in Lincoln National Corporation, see “Risk Factors” beginning on page 3 of this Prospectus. It is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the fund. For a more detailed description of LNC Common Stock, see “Lincoln National Corporation Common Stock and Common Stock Purchase Rights” below.

• Dividends: Participants have the option to receive their LNC Common Stock Account dividends in cash or to reinvest them. Dividends paid with respect to your investment in the Common Stock Account will be automatically reinvested in Common Stock-no action is required if you wish to continue to reinvest dividends. If you want to receive future dividends in cash, you should note that cash distributions of dividends can only be made with respect to vested Common Stock. Wells Fargo will pay your dividends by check as soon as administratively practicable after the dividend payment date.

If you are vested and currently invest in the LNC Common Stock Account, and would like to receive dividends in cash, you may change the default dividend reinvestment option by visiting the Wells Fargo web site and selecting Dividend Elections. The dividend payment election link will appear on the following page. Click on the circle that says” “Pay as a cash dividend.” You may change this election as often as you wish, but only the last election on file before the deadline for the applicable dividend payment date will control. You may also change their dividend election by calling Wells Fargo at 888-245-9798. Changes made by 3 p.m. (Central Time) on the last business day before dividends are paid will be applied to the dividends payable on February 1, May 1, August 1, and November 1.

You should be aware that choosing to receive your dividends in cash may result in a lower account value upon retirement, due to fewer assets in the Plan and diminished ability to leverage the power of pre-tax compounding of earnings.

• Share Ownership: As stated previously, this Account is unitized. This means if you invest in this Account you will not actually own the LNC Common Stock held in the Account. Instead, your Plan account will be credited with units equal in value to the amount of your contribution. The Plan will own the actual shares of LNC Common Stock, and the shares are held in Wells Fargo’s name. You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and receive our Common Stock.

• Share Voting Rights: If you invest in this Account, you will have “pass-through voting rights.” This means that Wells Fargo will vote the shares in the manner that you direct, in you sign and return the proxy card in time. You will have voting rights for the number of shares in this Account that is proportionate to the size of your investment. Otherwise, Wells Fargo will vote your interest in the Account in the same proportion as the other Plan participants who voted.

• Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction, except normal payroll deductions, that might cause an increase or decrease in that person’s interest in the Fund. Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Option during previously announced window trading periods.

•	Account Manager: Wells Fargo Bank.

•	Expense: 0.00%

For more information about investments in LNC Common Stock, see the section entitled “Lincoln National Corporation Common Stock and Common Stock Purchase Rights” below.

PLAN INTERESTS ARE SECURITIES

Persons participating in the Plan acquire an interest in the Plan assets held and administered by the Plan Trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the participant’s interest in the Plan assets and his rights and options in relation thereto are discussed in detail in this Prospectus. Before deciding to participate, participants should carefully read this Prospectus and consider and assess the risks and opportunities in view of their individual situation.

LINCOLN NATIONAL CORPORATION COMMON STOCK,
SHAREHOLDER RIGHTS PLAN AND PREFERRED STOCK

General

Our articles of incorporation currently authorize the issuance of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may issue our preferred stock from time to time in one or more series by resolution of our board of directors. We have outstanding one series of preferred stock, consisting of LNC’s $3.00 Cumulative Convertible preferred stock, Series A (without par value), which we refer to as “Series A preferred stock.” At December 31, 2005, we had issued and outstanding 173,768,078 shares of common stock and 15,515 shares of Series A preferred stock.

The following descriptions of the classes of our capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of the Indiana Business Corporation Law, which we refer to the IBCL and our articles of incorporation (including a board of directors’ certificate of resolution designating the rights and preferences of the Series A preferred stock), our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 28, 1969, including any amendments or reports filed for the purpose of updating such description, and the rights agreement described below which, in each case, are included as exhibits to the registration statement that includes this prospectus.

Common Stock

Transfer Agent and Registrar. Our common stock is traded on the New York, Pacific and Chicago Stock Exchanges under the symbol “LNC.” The registrar and transfer agent is Mellon Investor Services LLC.

Voting Rights. Each holder of record of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of the shareholders, including election of directors. Holders of our common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividend Rights. The holders of our common stock may receive cash dividends, if and when declared by our board of directors out of funds legally available for that purpose, and subject to preferential rights of the holders of preferred stock or other special classes of stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Preemptive Rights. Holders of our common stock do not have any preemptive or similar equity rights.

Shareholders Rights Plan

We have in place a shareholders rights plan, which is referred to as the Rights Plan, which could discourage unwanted or hostile takeover attempts that are not approved by our board of directors. The Rights Plan permits holders of our common stock to purchase either shares of our common stock or shares of the acquirer at a discount to the market value in response to specified takeover events. These rights do not apply to the merger with Jefferson-Pilot. The Rights Plan is expected to continue in effect until it expires on November 14, 2006 or is extended by our board of directors.

The Rights. On November 6, 1986, our board of directors declared a dividend of one common share purchase right, which is referred to as a Right or Rights, for each share of our common stock then outstanding and each share of our common stock issued thereafter. The Rights currently trade with our common stock.

Exercisability. The Rights separate from the shares of our common stock upon the “Distribution Date,” which is the earlier of either (i) the tenth calendar day after the announcement that a person or group has acquired beneficial ownership of 15% or more of our common stock or (ii) the tenth business day after a person commences, or announces an intention to commence, an offer the consummation of which will result in such person owning 15% or more of our common stock, in both scenarios the persons are referred to as an Acquiring Person. After separation, each Right entitles its holder to purchase from us one common share at an “Exercise Price” of $200.00, until the earlier of November 14, 2006, unless the Rights Plan is extended or the Rights are redeemed by our board of directors. The Rights will begin trading separately following the Distribution Date.

Flip-Over Events and Flip-In Events. In the event that (i) we are acquired in a merger or other business combination, (ii) any person consolidates or mergers with us and all or part of our common stock is exchanged for securities, cash or property of any other person or (iii) 50% or more of our consolidated assets or earning power are sold, which is referred to collectively as a Flip-Over Event, each Right will entitle its holder, other than the Acquiring Person, to purchase at the Exercise Price, upon exercise of the Right, common stock in the surviving corporation with a market value of two times the Exercise Price. In the event that a person acquires 15% or more of our outstanding common stock, which is referred to as a Flip-In Event, alternatively, each Right will entitle its holder, other than the Acquiring Person, the right to purchase at the Exercise Price, upon exercise of the Right, our common stock with a market value of two times the Exercise Price.

Exchange Option. At any time after a person becomes an Acquiring Person, but before its acquisition of 50% or more of the our common stock, our board of directors may exchange Rights, other than the Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one share of our common stock per Right, subject to adjustment.

Redemption. Rights are redeemable in whole, but not in part, at $0.01 per Right at anytime prior to the expiration of 10 calendar days from the date of the public announcement that a person or group has become an acquiring person. Until a Right is exercised, the holder of the Right will have no rights as a shareholder, including without limitation, the right to vote or to receive dividends.

The purchase price payable, and the number of shares of our common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock;

•
as a result of the grant to holders of our common stock of certain rights or warrants to subscribe for our common stock or convertible securities at less than the current market price of our common stock; or

•
as a result of the distribution to holders of our common stock of evidences of indebtedness or assets (other than regular periodic cash dividends or dividends payable in our common stock) or of subscription rights or warrants, other than those referenced above.

The Rights Agreement will not prevent our takeover. However, the Rights Agreement may cause a substantial dilution to a person or group that acquires 15% or more of our common stock unless our board of directors first elects to redeem the Rights. Nevertheless, the Rights Agreement should not interfere with a transaction that our board of directors determines is in our and our shareholders’ best interest because the Rights can be redeemed prior to the completion of that transaction or the Rights Agreement can be amended in any manner prior to the Distribution Date.

The complete terms of the Rights are contained in the Rights Agreement. The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement. To obtain a copy of the Rights Agreement, please see “Where You Can Find More Information”.

Preferred Stock

General. Our articles of incorporation authorize our board of directors to provide for the issuance of up to 10 million shares of preferred stock, in one or more series, and to fix by resolution and to the extent permitted by the IBCL, the relative rights, preferences and limitations of each series of preferred stock, including dividend, redemption, liquidation, sinking fund, conversion and other provisions in the resolutions or certificate establishing or designating the series, without a vote or any other action taken by our shareholders.

Shares Outstanding. We currently have only one series of preferred stock outstanding, the Series A preferred stock. All outstanding shares of Series A preferred stock are duly authorized, validly issued, fully paid and non-assessable.

Series A Preferred Stock

Voting Rights. Each holder of preferred stock of any series outstanding is entitled to one vote per share and to vote together, as a single class, with holders of our common stock on all matters submitted to a vote of the common shareholders.

Special Voting Rights With Respect to Directors. In the event that six or more quarterly dividends, whether or not consecutive, on any series of preferred stock are in default, the holders of any outstanding series of preferred stock as to which the default exists will be entitled, at the next annual meeting of shareholders, to vote as a class to elect two of our directors. This right will continue with respect to shares of cumulative preferred stock, including the Series A preferred stock, until all accumulated and unpaid dividends on all such shares, the holders of which are entitled to vote at the previous special meeting of shareholders, have been paid or declared and set aside for payment and, with respect to shares of non-cumulative preferred stock, if any, until any non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly dividend periods on all such shares, the holders of which were entitled to vote at the previous annual meeting of shareholders.

Other Special Voting Rights. In addition, the approval of the holders of record of at least two-thirds of the outstanding shares of all series of our preferred stock, voting as a class, will be required to take the following actions:

•
amend our articles of incorporation to create or authorize any stock ranking prior to or on a parity with the outstanding preferred stock with respect to the payment of dividends or distributions upon dissolution, liquidation or winding up;

•
to create or authorize any security convertible into shares of stock ranking prior to or on a parity with the outstanding preferred stock with respect to the payment of dividends or distributions upon dissolution, liquidation or winding up;

•
amend, alter, change or repeal any of the express terms of any outstanding preferred stock, or any series thereof, in any prejudicial manner (provided only holders of two-third of the outstanding shares of the series prejudiced by such change or repeal need consent to such action);

•
merge or consolidate with another corporation where we are not the surviving entity, if the rights, preferences or powers of the preferred stock would be adversely affected or if securities would thereupon be authorized or outstanding which could not otherwise have been created without the approval of the preferred shareholders; or

•
authorize, or revoke a previously authorized, voluntary dissolution of LNC, approve any limitation of the terms of our existence, or authorize the sale, lease, exchange or other disposition of all or substantially all of our property.

Dividend Rights. To the extent permitted by law, holders of LNC Series A preferred stock are entitled to receive, but only when and as declared by our board of directors, cash dividends at the per annum rate of $3.00 per share, payable $0.75 per share quarterly. Dividends on the Series A preferred stock are cumulative.

Liquidation: Holders of Series A preferred stock are entitled to a liquidation preference of $80.00 per share, plus accrued dividends, before any assets may be distributed to holders of our common stock or any other stock ranking junior to the Series A preferred stock.

Redemption: The Series A preferred stock may be redeemed at any time at the option of our board of directors, in whole or in part, at a redemption price of $80.00 per share plus accrued but unpaid dividends.

Conversion. Each share of Series A preferred stock is currently convertible at the option of the holder thereof into sixteen shares of our common stock, subject to certain further adjustments. There is no conversion rate adjustment for a merger.

EXPERTS

The financial statements of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. In addition, the consolidated financial statements of Lincoln National Corporation included in Lincoln National Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Lincoln National Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Dennis L. Schoff, Esquire, Senior Vice President and General Counsel of Lincoln National Corporation. As of the date of this Registration Statement, Mr. Schoff beneficially owns approximately 96,260 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement. The validity of the interests in the Plan to which this prospectus relates was passed upon for the Plan by Karen F. Kanjian, Esquire, Second Vice President and Senior Counsel of LNC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
public reference room maintained by the SEC in: Washington, D.C. (100 F. Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus is a combined prospectus, which is part of Registration Statements filed on Form S-1 and S-3 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules to the Registration Statements. For further information concerning us and the securities, you should read the entire Registration Statements and the additional information described under “Documents Incorporated by Reference” below. The Registration Statements have been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us, including the additional information described under “Documents Incorporated by Reference” is also available on our web site at http://www.lfg.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this prospectus:

•	LNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•
LNC’s Current Reports on Form 8-K filed with the SEC on January 20, February 16, March 4, May 12 (except Item 7.01 on such Form 8-K shall not be deemed incorporated by reference herein), October 11, and December 27, 2005 and January 13, January 20, January 31, February 13, and February 14 (one report), February 28, March 15 (two reports), April 3, April 7, April 12 and April 18, 2006;

•	The description of LNC’s Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description;

•	The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2005; and

•
The description of LNC’s Common Stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

Each LNC document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan. Please direct your oral or written request to: C. Suzanne Womack, 2nd Vice President & Secretary, 1500 Market Street, Ste. 3900, Philadelphia, PA 19102, 215-448-1400.

The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan
Financial Statements and Supplemental Schedule
Years ended December 31, 2005, 2004, and 2003

The financial statements for The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan are incorporated by reference from the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of all additional expenses incurred or to be incurred by the registrant in connection with the issuance and distribution of the securities to be registered pursuant to the post-effective amendment.

Registration fees	$ 8,693
Printing and engraving	5,000
Legal fees	3,000
Accounting fees	3,500
Miscellaneous	-0-
TOTAL	$ 20,193

Item 15. Indemnification of Directors and Officers

Our bylaws, pursuant to authority contained in the IBCL and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

•
reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations.

•
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful.

Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders’ and board resolutions and our articles of incorporation.

Item 16. Exhibits

The exhibits filed with this Registration Statement are listed on page E-1.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf o an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of and employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 18th day of April 2006.

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Jon A. Boscia*
Jon A. Boscia	Chairman and Chief Executive Officer (Principal Executive Officer) and a Director	April 18,2006

/s/ Frederick J. Crawford
Frederick J. Crawford	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 18, 2006

/s/ Douglas N. Miller Douglas N. Miller	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 18, 2006

William J. Avery*	Director	April 18, 2006

J. Patrick Barrett*	Director	April 18, 2006

__________________ William H. Cunningham	Director	April , 2006

____________ Dennis R. Glass	Director	April 18, 2006

____________________ George W. Henderson, III	Director	April , 2006

Eric G. Johnson*	Director	April 18, 2006

M. Leanne Lachman*	Director	April 18 , 2006

Michael F. Mee*	Director	April 18, 2006

_________________ William Porter Payne	Director	April , 2006

______________ Patrick S. Pittard	Director	April , 2006

Jill S. Ruckelshaus*	Director	April 18, 2006

__________________ David A. Stonecipher	Director	April , 2006

_____________ Isaiah Tidwell	Director	April , 2006

Glenn F. Tilton*	Director	April 18, 2006

*By:       /s/ Dennis L. Schoff
Dennis L. Schoff, Attorney-in-Fact
(Pursuant to Powers of Attorney)

INDEX TO EXHIBITS

2.1
Agreement and Plan of Merger, dated October 9, 2005, among LNC, Quartz Corporation and Jefferson-Pilot Corporation is incorporated by reference to Exhibit 2.1 of LNC’s Form 8-K (File No 1-6028) filed with the SEC on October 11, 2005.

2.2	Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2006 among LNC, Lincoln JP Holding, L.P., Quartz Corporation and Jefferson-Pilot Corporation filed as Exhibit 2.1 to LNC's Form 8-K (File No. 1-6028) filed with the SEC on January 31, 2006.
4.1
The Articles of Incorporation of LNC (“LNC”) as last amended effective May 12, 1994 are incorporated by reference to Exhibit 3(a) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.2	The Bylaws of LNC as last amended on May 8, 2003 are incorporated by reference to Exhibit 3(b) of LNC’s Form 10-Q (File No. 1-6028) for the quarter ended June 30, 2004.
4.3
Indenture of LNC dated as of January 15, 1987, between LNC and Morgan Guaranty Trust Company of New York is incorporated by reference to Exhibit 4(a) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 1994.

4.4
First Supplemental Indenture dated as of July 1, 1992, between to Indenture dated as of January 15, 1987 is incorporated by reference to Exhibit 4(b) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.5	Rights Agreement of LNC as last amended November 14, 1996 is incorporated by reference to LNC’s Form 8-K (File No. 1-6028) filed with the Commission on November 22, 1996.
4.6
Indenture of LNC dated as of September 15, 1994, between LNC and The Bank of New York, as Trustee, is incorporated by reference to Exhibit 4(e) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 1998.

4.7
Form of Note dated as of September 15, 1994 is incorporated by reference to Exhibit 4(d) of LNC’s Registration Statement on Form S-3/A (File No. 33-55379) filed with the Commission on September 15, 1994.

4.8
Form of Zero Coupon Security dated as of September 15, 1994 is incorporated by reference to Exhibit 4(f) of LNC’s Registration Statement on Form S-3/A (File No. 33-55379) filed with the Commission on September 15, 1994.

4.9
Junior Subordinated Indenture dated as of May 1, 1996 between LNC and The First National Bank of Chicago is incorporated by reference to Exhibit 4(j) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.10
First Supplemental Indenture dated as of August 14, 1998, to Junior Subordinated Indenture dated as of May 1, 1996 is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the Commission on August 27, 1998.

4.11	Specimen of 6 1/2% Notes due March 15, 2008 incorporated by reference to Exhibit 4.1 LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.
4.12	Specimen of 7% Notes due March 15, 2018 incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.

4.13
Amended and Restated Trust Agreement dated November 19, 2001, among LNC, as Depositor, Bank One Trust Company, National Association, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, and the Administrative Trustee named therein is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.

4.14	Form of 7.65% Trust Preferred Security Certificate is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.
4.15
Guarantee Agreement dated November 19, 2001 between LNC, as Guarantor, and Bank One Trust Company, National Association, as Guarantee Trustee, is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.

4.16	Form of Note dated December 7, 2001 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on December 11, 2001.
4.17	Form of Note dated June 3, 2002 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on June 6, 2002.
4.18
Amended and Restated Trust Agreement dated September 11, 2003, among LNC, as Depositor, Bank One Trust Company, National Association, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, and the Administrative Trustees named therein is incorporated by reference to Exhibit 4.1 of Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.19	Form of 6.75% Trust Preferred Security certificate is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.20	Form of 6.75% Junior Subordinated Deferrable Interest Debentures, Series F is incorporated by reference to Exhibit 4.3 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.21
Guarantee Agreement dated September 11, 2003 between LNC, as Guarantor, and Bank One Trust Company, National Association, as Guarantee Trustee is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.22	Form of 4.75% Note due February 15, 2014 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on February 4, 2004.
4.23	Certificate of Trust of Lincoln National Capital VII is incorporated by reference to Exhibit 4(bb) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.24	Trust Agreement of Lincoln National Capital VII is incorporated by reference to Exhibit 4(cc) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.25	Certificate of Trust of Lincoln National Capital VIII is incorporated by reference to Exhibit 4(dd) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.26	Trust Agreement of Lincoln National Capital VIII is incorporated by reference to Exhibit 4(ee) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.27	Certificate of Trust of Lincoln National Capital IX is incorporated by reference to Exhibit 4(ff) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.

4.28	Trust Agreement of Lincoln National Capital IX is incorporated by reference to Exhibit 4(gg) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.29	Form of Amended and Restated Trust Agreement for Lincoln National Capital VII is incorporated by reference to Exhibit 4(ii) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.30
Form of Amended and Restated Trust Agreement for Lincoln National Capital VIII is incorporated by reference to Exhibit 4(jj) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.

4.31	Form of Amended and Restated Trust Agreement for Lincoln National Capital IX is incorporated by reference to Exhibit 4(kk) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.32
Form of Preferred Security Certificate for Lincoln National Capital VII, Lincoln National Capital VIII and Lincoln National Capital IX (included as Exhibit D of Exhibits 4.28, 4.29 and 4.30 respectively)

4.33	Form of Guarantee Agreement for Lincoln National Capital VII is incorporated by reference to Exhibit 4(nn) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.34	Form of Guarantee Agreement for Lincoln National Capital VIII is incorporated by reference to Exhibit 4(oo) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
4.35	Form of Guarantee Agreement for Lincoln National Capital IX is incorporated by reference to Exhibit 4(pp) of LNC’s Form S-3 (File No. 333-84728) filed with the SEC on March 21, 2002.
5.1	Opinion of Dennis L. Schoff, regarding legality of the LNC Common Stock.*
5.2	Opinion of Karen F. Kanjian, Esquire, regarding legality of the Plan Interests.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Dennis L. Schoff. (included in Exhibit 5.1)*
23.3	Consent of Karen F. Kanjian. (included in Exhibit 5.2)*
24	Powers of Attorney*
*Filed with original filing